UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Great Plains Energy Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GREAT PLAINS ENERGY INCORPORATED
ONE KANSAS CITY PLACE
1200 MAIN STREET
KANSAS CITY, MISSOURI 64105
March 23, 2017
Dear Shareholder:
We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 2, 2017, at Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105.
At this meeting, you will be asked to:

1.	Elect the Company’s nine nominees named in the attached proxy statement as directors;

2.	Vote on an advisory resolution approving the 2016 compensation of our named executive officers as disclosed in the attached proxy statement;

3.	Vote on an advisory basis on the frequency of the advisory vote on executive compensation;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;

5.	If properly presented at the meeting, consider two shareholder proposals; and

6.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.
The attached Notice of Annual Meeting and proxy statement describe the business to be transacted at the meeting. Please review these materials and vote your shares.
We hope you will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, no later than Friday, April 21, 2017.
Your vote is important. I encourage you to complete, sign, date and return your proxy card or use telephone or internet voting prior to the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend.

Sincerely,

Terry Bassham Chairman of the Board, President and Chief Executive Officer

Great Plains Energy Incorporated

1200 Main Street
Kansas City, Missouri 64105

Baltimore
11th Street
Broadway
Baltimore
Main
Walnut
Grand
McGee
12th Street
One Kansas City Place
1200 Main
first floor lobby
N
13th Street
Sprint Center
14th Street

LEGEND

One-way East
One-way West
Two-way North & South

*Complimentary parking is available in the parking garage entering from Baltimore as indicated by the * on the map.*

ii

iii

GREAT PLAINS ENERGY INCORPORATED
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 2, 2017
Time:	10:00 a.m. (Central Daylight Time)
Place:	Great Plains Energy Incorporated One Kansas City Place 1200 Main Street Kansas City, Missouri 64105
PROXY STATEMENT
This proxy statement, accompanying proxy card and our 2016 Annual Report are being mailed, beginning on or about March 23, 2017, to holders of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2017 Annual Meeting of Shareholders (“Annual Meeting”). Shareholders of record at the close of business on February 21, 2017, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.
In this proxy statement, we refer to Great Plains Energy Incorporated as “we,” “us,” “our,” “Company,” or “Great Plains Energy,” unless the context clearly indicates otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2017:
This proxy statement and our 2016 Annual Report are available at https://materials.proxyvote.com/391164

ABOUT THE MEETING
What is a proxy? What is a proxy statement?
A proxy is another person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require that we make available to you when we ask you to vote your stock at the Annual Meeting.
Why did you provide me this proxy statement?
We provided you this proxy statement because you were a holder of our common stock as of the close of business on February 21, 2017 (the “Record Date”), and our Board is soliciting your proxy to vote at the Annual Meeting. As permitted by SEC rules, we have mailed to many of our registered and beneficial shareholders a notice regarding the availability of proxy materials (the “Notice”) and elected to provide these shareholders access to this proxy statement and our 2016 Annual Report to Shareholders electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a printed copy. The Notice explains how to access via the internet the proxy statement and 2016 Annual Report to Shareholders, and how to vote over the internet. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice. In the future, we may elect to expand electronic delivery and provide all shareholders a Notice rather than incurring the expense of printing and delivering copies of the materials to those who do not request them.
For information on how to receive electronic delivery of annual shareholder reports, proxy statements and proxy cards, please see “Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?” on page 8.
What will I be voting on?
At the Annual Meeting, you will be voting on:

•	The election of the nine nominees named in this proxy statement as directors;

•	An advisory non-binding resolution approving the 2016 compensation of our named executive officers as disclosed in the proxy statement (a “say on pay resolution”);

•	An advisory non-binding vote on the frequency of the say on pay vote;

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for 2017; and

•	If properly presented at the meeting, two shareholder proposals.

How does the Board recommend that I vote on these matters?

The Board recommends that you vote:
✓	FOR each director nominee
✓	FOR the say on pay resolution
✓	To have the say on pay vote submitted at ONE YEAR intervals
✓	FOR the ratification of the appointment of Deloitte & Touche
✓	AGAINST shareholder proposal requiring the Company to prepare a report analyzing profit potential for shareholders based on renewable energy metrics
✓	AGAINST shareholder proposal to report monetary and non-monetary expenditures on political activities

Who is entitled to vote on these matters?
You are entitled to vote if you owned our common stock as of the close of business on the Record Date. On that day, approximately 215,384,601 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be considered present or voted at the Annual Meeting. At the Annual Meeting, you are entitled to one vote for each share of common stock owned by you at the close of business on the Record Date.
Business cannot be conducted at the Annual Meeting unless a quorum is present. In order to have a quorum, a majority of the shares of common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If there are not sufficient votes represented at the Annual Meeting in person or by proxy to constitute a quorum for approval of any matters to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.
Is cumulative voting allowed?
Cumulative voting is allowed only with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the number of directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees. To exercise your cumulative voting rights, you must call 1-800-690-6903, or vote in person at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record, or a registered holder, with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”
How many votes are needed to elect the director nominees?
The nine director nominees receiving the highest number of “FOR” votes will be elected. However, pursuant to our Corporate Governance Guidelines, in any uncontested director election, any director nominee who receives a greater number of withheld votes than “FOR” votes will be required to promptly tender his or her resignation for consideration by the Board. Within 90 days after certification of the election results, the Board will decide, through a process managed by the Governance Committee and excluding the nominee in question, whether to accept the resignation. Aside from this resignation requirement, withholding authority to vote for some or all of the director nominees will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I do not provide instructions?” on page 7.
How many votes are needed to approve the say on pay resolution?
The say on pay resolution is advisory and is not binding on the Company, the Board or the Compensation and Development Committee. The Compensation and Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve (on a non-binding advisory basis) the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I do not provide instructions?” on page 7.
How many votes are needed to approve the frequency of submitting a say on pay resolution to shareholders?
Like the say on pay resolution, this frequency vote is also advisory and is not binding on the Company or the Board. The Board, however, will consider the outcome of the vote when making future decisions on the frequency of submissions of advisory say on pay resolutions to shareholders. The frequency option (one year, two years or three years) selected by the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote will be considered the frequency recommended by shareholders. If none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I do not provide instructions?” on page 7.
How many votes are needed to ratify the appointment of Deloitte & Touche?
Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company. Your broker is entitled to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I do not provide instructions?” on page 7.
How many votes are needed to approve each shareholder proposal?
The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve each shareholder proposal. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on the proposals if no instructions are received from you. Please see “Will my shares held in street name be voted if I do not provide instructions?” on page 7.

Who is allowed to attend the Annual Meeting?
If you own our shares as of the Record Date, you are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in “street name” through a brokerage account or bank or other nominee, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you will not be admitted to the meeting.
May I ask questions at the Annual Meeting?
Yes. We expect that all of our directors, executive officers, and representatives of Deloitte & Touche will be present at the Annual Meeting. Representatives of Deloitte & Touche will have an opportunity to make a statement if they so desire and are expected to be available to respond to questions. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.
When will the 2018 annual meeting be held?
Our current By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May, which would be on May 1, 2018, unless changed by a resolution of the Board.
Can I bring up matters at an annual meeting other than through the proxy statement?
If you intend to bring up a matter at an annual shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days’ notice of an annual shareholder meeting date, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.
For example, as noted above in a previous question, our 2018 annual meeting is expected to be held on May 1, 2018. As a result, you must deliver notice of a proposal to us no earlier than January 31, 2018 and no later than March 2, 2018 in order to bring it up at the meeting. The notice must contain the information required by our By-laws.
How can I propose someone to be a nominee for election to the Board?
The Governance Committee of the Board will consider candidates for director suggested by shareholders, using the process in the “Director Nominating Process” section on page 8.
Our By-laws require shareholders seeking to make a director nomination to give notice at least 60 days, but not more than 90 days, prior to the date of an annual shareholder meeting. If we give shareholders less than 70 days’ notice of an annual shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. Your notice must comply with the information requirements in our By-laws relating to shareholder nominations.
As noted above, our 2018 annual meeting is expected to be held on May 1, 2018. As a result, you must deliver your director nomination to us no earlier than January 31, 2018 and no later than March 2, 2018 in order to present the director nominee at the meeting. The director nomination must contain the information required by our By-laws.
How can I submit a proposal to be included in the 2018 proxy statement?
To be considered for inclusion in our proxy statement for the 2018 annual meeting, the Company must receive notice of the proposal on or before November 23, 2017. All proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal. Shareholder proposals should be addressed to: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.
ABOUT PROXIES
Who pays for soliciting proxies for the Annual Meeting?
We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.
We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902 to assist us in the phone solicitation of votes for a fee of $8,500, plus a charge of $6.50 per holder for telephone solicitations and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.
How can I vote at the Annual Meeting?
You can vote your shares either by casting a ballot during the Annual Meeting or by proxy.
How do I vote by proxy before the Annual Meeting?
We furnished the proxy materials, including the proxy card, to our registered and beneficial shareholders holding more than 500 shares and to shareholders who voted in the last annual meeting, unless the Company was previously notified not to mail proxy materials. These shareholders may also view the proxy materials online at www.proxyvote.com. They may vote their shares by mail, telephone or internet. To vote by mail, these shareholders should simply complete, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, these shareholders should refer to the proxy card for voting instructions. Please note that shareholders wishing to exercise their right to cumulative voting in the election of Company directors must vote in person at the Annual Meeting or by telephone by calling 1-800-690-6903.
We mailed a Notice regarding the availability of proxy materials to our other shareholders. These shareholders may choose to view the proxy materials online at the www.proxyvote.com website, or receive a paper or e-mail copy. There is no charge for requesting a copy. These shareholders may vote their shares by internet through www.proxyvote.com, or by telephone after accessing this website, or by mail if they request a paper copy of the proxy materials.
This proxy statement and our 2016 Annual Report are publicly available at https://materials.proxyvote.com/391164.
If your shares are registered in the name of your broker or other nominee, you should vote your shares using the method directed by your broker or other nominee.

What if I do not specify a choice for a matter when returning a proxy?
If a properly signed proxy is returned without shareholder directions by the close of voting, the shares will be voted as recommended by the Board.
What shares are included on the proxy card?
The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”) and Great Plains Energy 401(k) Savings Plan (the “401(k) Plan”) accounts, as of the close of business on the Record Date.
Can I change my vote or revoke my proxy?
You may revoke your proxy at any time before the close of voting by:

•	written notice to the Corporate Secretary;

•	submission of a proxy bearing a later date; or

•	casting a ballot at the Annual Meeting.
If your shares are held in street name, you must contact your broker or other nominee to revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.
I have Company shares registered in my name, and also have Company shares in a brokerage account or in street name. How do I vote these shares?
Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your broker or other nominee will send you directions on how to vote those shares.
Will my shares held in street name be voted if I do not provide instructions?
The current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche, assuming that no contest arises, is considered a “routine” matter on which your broker can vote your shares without your instructions. The proposals relating to the election of directors, the say on pay resolution, the frequency on say or pay and the two shareholder proposals are not “routine” proposals; therefore, if you do not instruct your broker how to vote with respect to these proposals, your shares will not be voted on these proposals, which is referred to as “broker non-votes.” Broker non-votes will have no effect on the results of the vote on the election of directors, the say on pay resolution, the frequency of the say on pay vote or the shareholder proposals.
Is my vote confidential?
We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.
ABOUT HOUSEHOLDING
Are you “householding” for your shareholders with the same address?
Yes. Shareholders who receive printed copies of proxy materials and share the same last name and household mailing address with multiple accounts will receive a single copy of our proxy materials (annual report and proxy statement or other information statement) that we send unless we are instructed otherwise.

Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate copies of our proxy materials may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact their broker or other nominee regarding combined mailings.

Great Plains Energy Incorporated Investor Relations P.O. Box 418679 Kansas City, MO 64141-9679 1-800-245-5275
Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?
Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card or the Notice of Internet Availability to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
ELECTION OF DIRECTORS
Item 1 on the Proxy Card
The nine nominees named below have been recommended to the Board by the Governance Committee and nominated by the Board to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors.
Proxies cannot be voted for more than nine nominees.
Nominees for Directors
The following persons are nominees for election to our Board:

Terry Bassham	Thomas D. Hyde
David L. Bodde	Ann D. Murtlow
Randall C. Ferguson, Jr.	Sandra J. Price
Gary D. Forsee	John J. Sherman
Scott D. Grimes
The Board of Directors unanimously recommends a vote FOR each of the nine listed nominees.
Director Nominating Process
The Governance Committee administers the process of identifying potential director nominees, and evaluates and recommends director nominees to the Board. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated or otherwise arise, the Governance Committee considers various potential candidates for nomination to the Board.

The Governance Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines. Director nominees identified by shareholders will be evaluated in the same way as nominees identified by the Governance Committee. Director nominees are selected based on their practical wisdom, mature judgment, the diversity of their backgrounds, their financial acumen and business experience, as well as such nominee’s ability to meet the independence requirements of the NYSE listing standards and the Corporate Governance Guidelines. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. Under our Corporate Governance Guidelines, the Governance Committee may also consider in its assessment the Board’s diversity in its broadest sense, reflecting geography, age, gender, and ethnicity, as well as other appropriate factors such as the competency categories described in the “Director Nominee Qualifications” section below. Although the Board has not established a formal diversity policy to be used to identify director nominees, the Governance Committee and the Board believe that a diverse group of directors is desirable to expand the Board’s collective knowledge and expertise, as well as to evaluate management and positively influence the Company’s performance. Shareholders who wish to identify director nominees for consideration by the Governance Committee should write to our Governance Committee at the address provided in “Board Policy Regarding Communications” on page 21. Shareholders may also nominate directors. See “How can I propose someone to be a nominee for election to the Board” on page 5. The Governance Committee will consider director nominees made by shareholders and will evaluate them using the same criteria as for all other candidates. All submissions should comply with the information requirements set forth in our By-laws.
Annual Self-Evaluations
The Board conducts annual self-evaluations to determine whether the Board and its committees are functioning effectively. As part of this process, written Board and committee self-assessment surveys are completed by all Board and committee members. The Chair of the Governance Committee also solicits input from Board members regarding individual Board member effectiveness. Each Board committee receives and discusses the results of its self-evaluation, and the Governance Committee receives and discusses the results of the Board and all committee self-evaluations. The results are also discussed with the full Board. The Board believes that the effectiveness of Board diversity is appropriately considered through the overall evaluation of Board and committee effectiveness.
Director Nominee Qualifications
The Board oversees the shareholders’ interests in the long-term health and success of the Company’s business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively. The Board combines the unique expertise and diverse perspectives of its members so that the capability of the Board exceeds the sum of the capabilities of the individual members. The Board engages in “constructive dissent” with management in order to ensure that appropriate risk assessments are conducted, and mitigation plans are in place. The Board also oversees the resolution of critical issues as they arise.
The Board’s objective is to have a well-rounded and diverse membership possessing in aggregate the skill sets and core competencies needed at the Board level for the Company to achieve long-term success.
In 2016, the Board, under the leadership of the Governance Committee, conducted a formal review of the set of competencies that the Board has used in recent years to evaluate and recommend director nominees. The Board concluded that the set of competencies continues to be appropriate to deliver sustainable long-term shareholder and customer value and grouped the competencies into the following interrelated categories:

•
Strategy Development. The Company’s business is focused on its regulated electric utilities. The utility industry in general, and the Company in particular, are subject to extensive and dynamic regulation and operate in a complex and evolving technological environment. The Board monitors and oversees the effective development and execution of the Company’s strategy. The Board understands the complexities of the business, the factors driving growth opportunities and the major risks affecting the Company.

•
Federal and State Regulation and Compliance. The utility industry is subject to stringent compliance and regulatory requirements mandated by numerous federal and state agencies, which add significant complexity to strategy development and execution, risk management, compliance oversight and operations. The Board monitors and oversees the Company’s regulatory and compliance activities.

•
Alignment of Company Culture and Compensation and Development. The Company is only as strong as its employees. To create long-term shareholder and customer value, the Company must attract, retain and develop a strong team of people. The Company’s culture and its compensation and development programs are fundamental to achieving this goal. The Board in general, and the Compensation and Development Committee in particular, oversee senior management compensation, develop policies and practices, and monitor such policies and practices.

•
Accounting, Finance and Investment Management. The Company is capital-intensive and access to the financial markets at reasonable cost is critical. The Board in general, and the Audit Committee in particular, monitor and oversee the Company’s investment decisions, liquidity needs, potential sources of capital, budgeting, internal and external auditing, financing plans and financial performance and reporting.

•
Operational Oversight. Utility operations are technologically complex, and in many areas require very specialized skill sets. Utility companies are increasingly installing integrated communications to support real-time control, information and data exchange to optimize system reliability, asset utilization, and security. The Board monitors and oversees Company operations to ensure the safe, reliable and secure generation and delivery of electricity including the Company’s nuclear generating facility. The Board continually monitors the Company’s risks and oversees the implementation of effective risk management protocols. In addition, the Board focuses special oversight on strategic initiatives taken in response to rapidly changing market and technology opportunities and the subsequent rising threats related to cybersecurity.

•
Marketing and End-use Technology Solutions. While the Company’s retail customers currently do not have numerous energy provider alternatives, the industry continues to change, and the ability to offer new value-added products or services will become increasingly challenging. The Board monitors and oversees the Company’s efforts to maintain a sustainable competitive advantage in providing energy products and programs that help customers better control their energy usage.

•
Community and Political Relations. The Company’s retail customer service areas are fixed by the state utility commissions, and the health and growth potential of the Company are directly tied to the communities it serves. The Company also is subject to extensive regulatory requirements. The Board monitors and oversees the Company’s actions to strengthen local and regional economic development and to effectively respond to the regulatory and political processes.

•
Personal Attributes. The success of the Company depends not only on the preceding expertise-based competencies, but equally on the qualities and attributes of the directors, both individually and as a group. These attributes and qualities include, among others: practical wisdom; mature judgment; the highest level of personal and professional ethics, integrity and values; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; and the courage to act constructively and independently when sound judgment dictates and/or circumstances require.

Each director nominee provided a self-evaluation against these core competencies, and the Board as a whole evaluated the contribution level of each director, using the categories of “exert thought leadership,” “contributor” and “interested questioner.” Each director was considered to “exert thought leadership” in the Personal Attributes category, as well as in several other categories noted in their individual sections below.
The following summarizes the recent business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director in light of the Company’s business and structure. The Board believes that the items noted for each nominee demonstrate the superior leadership, high performance standards, mature judgment, strategic planning capabilities, and the ability to understand and oversee the Company’s strategies, operations and management of the complex issues facing the Company.

Terry Bassham	Director since 2011
Mr. Bassham, 56, is Chairman of the Board (since May 2013), President (since May 2011) and Chief Executive Officer (“CEO”) (since June 2012) of Great Plains Energy, Kansas City Power & Light Company (“KCP&L”) and KCP&L Greater Missouri Operations Company (“GMO”). He served as Chief Operating Officer of Great Plains Energy, KCP&L and GMO (2011-2012). He served as Executive Vice President-Utility Operations of KCP&L and GMO (2010-2011) and Executive Vice President-Finance and Strategic Development and Chief Financial Officer of Great Plains Energy (2005-2010) and of KCP&L and GMO (2009-2010). Mr. Bassham also currently serves on the board of Commerce Bancshares, Inc. (2013-present).

Mr. Bassham holds a Bachelor of Business Administration degree in accounting from the University of Texas-Arlington and a Juris Doctor degree from St. Mary’s University Law School in San Antonio, Texas. Mr. Bassham has extensive regulated public utility experience with over 25 years in the industry. As President and CEO of the Company and the former Chief Operating Officer, he also brings to the Board deep insight and knowledge about the operations and capabilities of the Company. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Oversight, and Community and Political Relations competency categories.

David L. Bodde	Director since 1994
Dr. Bodde, 74, is a Professor Emeritus effective 2017 at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He is a trustee of The Commerce Funds (1994-present). Prior to academic service, he was Vice President of the Midwest Research Institute and President of its subsidiary, MRI Ventures, Inc. Dr. Bodde serves as a member of the Company’s Audit and Governance Committees. Dr. Bodde is also a director of KCP&L (since 1994) and GMO (since 2008).

Dr. Bodde holds a Bachelor of Science from West Point, Master of Science degrees in nuclear engineering and management from the Massachusetts Institute of Technology, and a Doctor of Business Administration degree from Harvard University. He has extensive experience in research, teaching, writing and consulting on energy policy, electric utility strategy, enterprise risk management, and technology assessment. His current work focuses on managing the risks of emerging energy technologies, especially related to electric utilities. His latest book, Chance and Intent, concerns managing the risks of innovation and entrepreneurship. His experience as a director provides valuable perspective and institutional knowledge to the Board’s discussions and actions. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Operational Oversight, and Marketing and End-use Technology Solutions competency categories.

Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 65, was the Senior Partner for Business Development for Tshibanda & Associates, LLC (2005-2007), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. He previously served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005). Mr. Ferguson serves as a member of the Company’s Audit and Compensation and Development Committees. Mr. Ferguson is also a director of KCP&L (since 2002) and GMO (since 2008).

Mr. Ferguson has extensive and varied senior management leadership experience and accomplishments gained through his 30-year career at IBM and at Tshibanda & Associates. He has broad strategic experience and insight into economic growth and policy through his prior leadership position at the Greater Kansas City Chamber of Commerce. Mr. Ferguson also brings a strong focus on the Company’s community service and diversity activities. He has been recognized for his leadership and community service on numerous occasions, including recognition by The Kansas City Globe as one of Kansas City’s most influential African Americans. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Marketing and End-use Technology Solutions, and Community and Political Relations competency categories.

Gary D. Forsee	Director since 2008
Mr. Forsee, 66, was President of the four-campus University of Missouri System (2008-2011). He previously served as Chairman of the Board (2006-2007) and Chief Executive Officer (2005-2007) of Sprint Nextel Corporation, and Chairman of the Board and Chief Executive Officer (2003-2005) of Sprint Corporation. He serves on the boards of Ingersoll-Rand Public Limited Company (2007-present) and DST Systems, Inc. (2015-present). Mr. Forsee serves as the Lead Director of the Board and as a member of the Company’s Audit, Compensation and Development, and Governance Committees. Mr. Forsee is also a director of KCP&L and GMO (since 2008).

Mr. Forsee has extensive and varied senior management leadership experience and accomplishments gained as President of the University of Missouri System and through his more than 35-year telecommunications career at Sprint Nextel, BellSouth Corporation, Global One, AT&T and Southwestern Bell. Mr. Forsee’s experience and insight acquired through managing large technologically complex and rapidly changing companies in dynamic regulatory environments is of particular value to the Company, which is facing similar challenges. He is considered to “exert thought leadership” in the Strategy Development, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Oversight, and Marketing and End-use Technology Solutions competency categories.

Scott D. Grimes	Director since 2014
Mr. Grimes, 54, is Chief Executive Officer and Founder of Cardlytics, Inc. (since 2008), an international technology company that has pioneered card-linked marketing. Mr. Grimes previously served as Senior Vice President and General Manager, Payments (2005-2008) and as Vice President, Strategy (2003-2005) of Capital One Financial Corporation and Principal (2001-2003) at Canaan Partners. Mr. Grimes serves as a member of the Company’s Audit and Compensation and Development Committees. Mr. Grimes is also a director of KCP&L and GMO (since 2014).

Mr. Grimes has extensive and varied senior management leadership experience and accomplishments gained as the Chief Executive Officer at Cardlytics, Inc. and a former executive at Capital One. As an entrepreneur and strategist, Mr. Grimes brings deep insight and entrepreneurial focus to the Company’s strategic planning. He is considered to “exert thought leadership” in the Strategy Development, Accounting, Finance and Investment Management, Operational Oversight, and Marketing and End-use Technology Solutions competency categories.

Thomas D. Hyde	Director since 2011
Mr. Hyde, 68, served as Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”), an international retail store operator (2005-2010). Mr. Hyde previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). Mr. Hyde served on the board of Vail Resorts, Inc. (2006-2012). He serves as a Trustee of the University of Missouri-Kansas City (since 2010). Mr. Hyde serves as a member of the Company’s Audit and Governance Committees. Mr. Hyde is also a director of KCP&L and GMO (since 2011).

Mr. Hyde has extensive and varied senior management leadership experience and accomplishments gained through his career at Wal-Mart, and through such experience, he provides deep insight and understanding on corporate governance matters. Mr. Hyde graduated from the University of Kansas in 1970 with a degree in English. He received his Juris Doctor degree from the University of Missouri-Kansas City in 1975, and a Master of Business Administration degree in Finance from the University of Kansas in 1981. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, and Accounting, Finance and Investment Management competency categories.

Ann D. Murtlow	Director since 2013
Ms. Murtlow, 56, is President and Chief Executive Officer of the United Way of Central Indiana (since 2013). Previously, she served as Principal of AM Consulting LLC (2011-2013). She served as Vice President and Group Manager of AES Corporation (1999-2011) and President, Chief Executive Officer and Director of Indianapolis Power & Light Company (“IPL”) and IPALCO Enterprises (2002-2011), which are wholly-owned subsidiaries of AES Corporation. Ms. Murtlow currently serves on the boards of First Internet Bancorp and its subsidiary, First Internet Bank (since 2013), and Wabash National Corporation (since 2013). She previously served on the boards of the Federal Reserve Bank of Chicago (2007-2012), Herff Jones (2009-2015) and AEGIS Insurance Services, Inc. (2009-2011). Ms. Murtlow serves as a member of the Company’s Audit and Governance Committees. Ms. Murtlow is also a director of KCP&L and GMO (since 2013).

Ms. Murtlow has extensive and varied senior management leadership experience and accomplishments gained through her career at AES Corporation and Bechtel Corporation. Her expertise acquired at IPL and IPALCO brings deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility. Ms. Murtlow has been named a Board Leadership Fellow by the National Association of Corporate Directors. She is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Oversight, and Community and Political Relations competency categories.

Sandra J. Price	Director since 2016
Ms. Price, 58, is the former Senior Vice President, Human Resources of Sprint Corporation (2006 - 2016). Previously, she led the Human Resources, Communications and Brand Management functions of the Sprint Local Telephone Division and a variety of other human resources roles (since 1993). Prior to Sprint, she was a principal in the Blue Valley School District, Overland Park, Kansas, and in the Jenks Public School District, Tulsa, Oklahoma. She currently leads the human capital strategies for KC Rising, a regional economic development initiative. Ms. Price serves as a member of the Company’s Compensation and Development and Governance Committees. Ms. Price is also a director of KCP&L and GMO (since 2016).

Ms. Price has extensive and varied senior management leadership experience and accomplishments gained through her career. Her expertise acquired by leading all aspects of the Sprint human resources function and developing creative initiatives brings valuable depth to the Company’s human capital perspective. Ms. Price was named to the Kansas City Business Journal’s “Women Who Mean Business” list and to the Profiles in Diversity Journal’s “Women Worth Watching.” She is considered to “exert thought leadership” in the Alignment of Company Culture and Compensation and Development, Operational Oversight, and Community and Political Relations competency categories.

John J. Sherman	Director since 2009
Mr. Sherman, 61, is the vice chairman of the Cleveland Indians Baseball Club and a director of Crestwood Equity GP LLC (formerly known as Inergy GP, LLC). He was a director of Crestwood Midstream GP LLC (formerly known as NRGM GP, LLC) prior to this entity merging with Crestwood Equity GP, LLC. He formerly served as the Chief Executive Officer, President and Director of NRGM GP, LLC, general partner of Inergy Midstream, L.P. (2011-2013). He also served as Founder, Chief Executive Officer and Director of Inergy GP, LLC (the general partner of Inergy, L.P.) (2001-2013) and served as President, Chief Executive Officer and a director of Inergy Holdings GP, LLC (2005-2010). Mr. Sherman serves as a member of the Company’s Audit and Compensation and Development Committees. Mr. Sherman is also a director of KCP&L and GMO (since 2009).

Mr. Sherman has extensive and varied senior management leadership experience, accomplishments and energy policy expertise gained through his career in the propane industry with Inergy, Dynegy, LPG Services Group (which he co-founded) and Ferrellgas. In addition to this expertise, Mr. Sherman brings a strong entrepreneurial focus to the Company’s strategic planning. He is considered to “exert thought leadership” in the Strategy Development, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, and Operational Oversight competency categories.

CORPORATE GOVERNANCE
We are committed to the principles of good corporate governance. Lawful and ethical business conduct is required at all times from our directors, officers and employees. Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-laws. Although directors are not involved in the day-to-day operations of the Company, they are informed of our business through written reports, presentations and documents regularly provided to them. We have described below certain key corporate governance and ethics policies and practices that we have adopted to manage the Company. We believe these policies and practices are consistent with our commitments to good corporate governance, ethical business practices and the best interests of our shareholders.
Board Attendance at Annual Meeting. Although the Company does not have a written policy concerning Board attendance at the Annual Meetings, it is our expectation that all directors will attend the Annual Meeting and will attend all future annual meetings of the Company’s shareholders. Eight directors were present at the 2016 annual meeting.
Board Leadership Structure. The Board uses a Lead Director plus Chairman and CEO structure. The Board has delegated oversight, monitoring and other responsibilities to its standing committees, as described in the Company’s By-laws and in the applicable committee charters, subject to the Board’s continuing general oversight and monitoring. The chairs of the standing committees are independent members of the Board.
The Lead Director is an independent director elected annually by the independent members of the Board. The Lead Director is responsible for (i) presiding over all meetings at which the Chairman is not present, including executive sessions of the independent members of the Board; (ii) calling meetings of the independent directors and special meetings of the Board; (iii) serving as the principal liaison between the Chairman and the independent directors; (iv) approving Board meeting agendas and schedules to ensure there is sufficient time for discussion of all agenda items; (v) keeping abreast of key Company activities and advising the Chairman as to the quality and quantity of the flow of information from Company management; (vi) speaking on behalf of the Board in the Chairman’s absence to communicate to journalists, investors, analysts, investment advisors or third parties; (vii) being available for consultation and direct communications with shareholders; (viii) engaging or assisting in recommending consultants who work with and report directly to the Board; and (ix) other duties as the Board may delegate. The Lead Director is also available for discussion with individual directors regarding key issues, individual performance, or any other matters relating to enhanced Board effectiveness. Mr. Forsee serves as the Lead Director, and Mr. Bassham, President and CEO, serves as Chairman of the Board.
The Board believes that this structure has been and continues to be an appropriate corporate governance structure for the Company, given each role’s responsibilities and the leadership, experience and other qualities of the persons occupying these roles. As implemented by the Company, the combined Chairman of the Board and CEO role focuses on the accountability and responsibility of achieving the Company’s objectives, and the Lead Director role provides the independent members of the Board with effective Board leadership, oversight and monitoring of the Company and its management. The Board believes that the CEO is well-positioned to lead discussions regarding the Company’s strategy. Moreover, the CEO’s operating knowledge of the Company and regular interactions with management provide him with the ability to highlight significant issues for Board consideration.
Board Oversight of Risk Management. As described in our Corporate Governance Guidelines, the Board oversees the Company’s annual risk assessment and mitigation plans. The Board has delegated specific risk oversight responsibility to its committees, as summarized below and as described in those committees’ charters. The Governance Committee is charged with ensuring that the Board and its committees are effectively executing their respective risk governance roles. The chair of each committee reports on committee activities to the full Board following each committee meeting. Each independent member of the Board serves on at least two Board committees, and members may attend any committee meeting (except non-independent members cannot attend independent director executive sessions). This structure facilitates broad communication, monitoring and oversight of risks at the committee level.
The full Board receives updates on significant events and the status of, and changes in, the risks and mitigation plans. In addition to these Board and committee risk management oversight processes, management makes presentations focusing in-depth on one or more significant risk areas and the Company’s corresponding mitigation plans and activities at each regularly scheduled Board meeting.
Meetings of the Board. The Board held five regular meetings and six special meetings in 2016. Each of our directors attended at least 89 percent of the aggregate number of meetings of the Board and committees on which he or she serves. The independent members of the Board also held regularly scheduled executive sessions in 2016, presided over by the Lead Director, with no members of management present.
The following table identifies the current independent Board members and the committees on which they serve:

Name	Audit	Compensation and Development	Governance
David L. Bodde	X		X
Randall C. Ferguson, Jr.	X	X
Gary D. Forsee	X	X	X
Scott D. Grimes	X	X
Thomas D. Hyde	Chair		X
James A. Mitchell		X	Chair
Ann D. Murtlow	X		X
Sandra J. Price		X	X
John J. Sherman	X	Chair
Number of Meetings Held in 2016	5	5	4

Mr. Mitchell will not stand for re-election at the Annual Meeting due to the Board mandatory retirement age set forth in our Corporate Governance Guidelines.
Committees of the Board. The Board’s three standing committees are described below.
Audit Committee – oversees the auditing, accounting and financial reporting of the Company, including:

•	monitoring the integrity of the Company’s financial statements, including the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm and the Audit Services department;

•	providing an avenue of communication among the independent registered public accounting firm, management, the Audit Services department and the Board; and

•	preparing all reports and other disclosures required of the Audit Committee by the SEC for inclusion in the Company’s proxy statement.
The committee’s current members are Messrs. Hyde (Chair), Ferguson, Forsee, Grimes and Sherman, Dr. Bodde and Ms. Murtlow. The Board has determined that all members of the committee are financially literate and that Messrs. Forsee, Grimes, Hyde, Sherman and Ms. Murtlow are “audit committee financial experts” as that term is defined by the SEC. The committee held five meetings in 2016.
In 2011, upon the request of the Audit Committee Chair, the Lead Director created a special finance committee, consisting solely of independent members of the Board, to review, sort and summarize information and communications for the Audit Committee with respect to certain financing matters. The special finance committee met three times in 2016.
Compensation and Development Committee – reviews and assists the Board in overseeing compensation and development matters including:

•	discharging the Board’s delegated responsibilities relating to compensation of the Company’s officers and directors;

•	establishing an overall compensation philosophy of the Company that aligns the interests of directors and officers with the interests of the Company’s shareholders;

•	evaluating and recommending for approval by the independent members of the Board all compensation of officers, including base salaries, incentives, and other compensation and benefit programs;

•	ensuring the development of existing and emerging executive talent within the organization;

•
reviewing and discussing preparation of the Compensation Discussion and Analysis (“CD&A”) with management and preparing the required committee report, monitoring disclosure regarding compensation matters in the Company’s SEC filings and recommending whether the CD&A should be included in the Company’s proxy statement or annual report on Form 10-K; and

•
reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and, determining and recommending the CEO’s compensation level based on this evaluation.

The committee’s current members are Messrs. Sherman (Chair), Ferguson, Forsee, Grimes, Mitchell, and Ms. Price. The committee held five meetings in 2016.
The processes and procedures for considering and determining executive compensation, including the committee’s authority and role in the process, its delegation of authority to others, and the roles of our executive officers and third-party executive compensation consultants are described in the “Compensation Discussion and Analysis” section starting on page 26.
Governance Committee – reviews and assists the Board with all corporate governance matters including:

•	ensuring the Board monitors the effectiveness of the corporate governance of the Company and its subsidiaries;

•	developing, recommending and monitoring a set of appropriate corporate governance principles applicable to the Company;

•	ensuring the identification and recommendation to the directors of the Board individuals qualified to become Board members;

•	proactively identifying and, as appropriate, adopting governance best practices relating to effective processes for Board and management evaluation; and

•	monitoring the effectiveness of the Company’s social responsibility program in meeting community and environmental stewardship needs in supporting the Company’s business goals and strategic intent.

The committee’s current members are Messrs. Mitchell (Chair), Forsee, Hyde, Dr. Bodde, Mses. Murtlow and Price. The committee held four meetings in 2016.
Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct. The Board has adopted written Corporate Governance Guidelines to assist the Board and its committees in carrying out their responsibilities. Each of the Audit, Compensation and Development, and Governance committees has a written charter that describes its purposes, responsibilities, operations and reporting to the Board.
Lawful and ethical business conduct is required at all times. Our Board has adopted a Code of Ethical Business Conduct (the “Code”), which applies to our directors, officers and employees. Although the Code is designed to apply directly to our directors, officers and employees, we expect all parties who work on behalf of the Company to embrace the spirit of the Code. The Code is one part of our process to ensure lawful and ethical business conduct throughout the Company; other parts of the process include policies and procedures, compliance monitoring and reporting, and periodic training on various areas of the law and the Code. We have also established a ConcernsLine that can be accessed via a toll-free telephone number or through its website. The ConcernsLine is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints by anyone inside or outside the Company. The ConcernsLine telephone number is listed in our Code.
Our Corporate Governance Guidelines, committee charters and the Code are available on the Company’s website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1200 Main Street, Kansas City, MO 64105. The Company intends to disclose any change in the Code, or any waiver from a provision in the Code granted to a director or an executive officer, by posting such information on its website or by filing a Form 8-K. Information on, or that can be accessed through, the Company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the SEC.
DIRECTOR INDEPENDENCE
Our Corporate Governance Guidelines require that a majority of our directors be independent as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE listing standards provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted Director Qualification Standards, that are contained in the Company’s Corporate Governance Guidelines, to assist in making director independence determinations. Our Corporate Governance Guidelines are available on our website, www.greatplainsenergy.com. Our Director Qualification Standards conform to the NYSE objective independence standards.
The Governance Committee reviewed the applicable legal standards for Board and committee member independence and the Director Qualification Standards. The Governance Committee also reviewed an analysis of the information provided by each director in the annual questionnaire and a report of transactions between the Company and director-affiliated entities. The Governance Committee reported its independence determination recommendations to the full Board, and the Board made its independence determinations based on the Governance Committee’s report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable, and other transactions. None of the identified transactions were considered “related person” or “related party” transactions required to be disclosed in this proxy statement under Item 404 of Regulation S-K or our Related Party Transaction Policy, respectively.

Based on this review, the Board affirmatively determined at its February 2017 meeting that the following directors (who are also nominees for directors at our Annual Meeting) are independent under the NYSE listing standards and the Director Qualification Standards:

David L. Bodde	Scott D. Grimes	Sandra J. Price
Randall C. Ferguson, Jr.	Thomas D. Hyde	John J. Sherman
Gary D. Forsee	Ann D. Murtlow
The Board has also affirmatively determined that James A. Mitchell, who is not standing for re-election to the Board at the Annual Meeting, is independent.
Only independent directors are members of our Audit, Compensation and Development, and Governance committees. All members of our Audit Committee and Compensation and Development Committee also meet the additional NYSE and SEC independence requirements.
The Board determined that Mr. Bassham is not independent under the NYSE listing standards and the Director Qualification Standards because he is an executive officer of the Company.
RELATED PARTY TRANSACTIONS
The Board has adopted a written policy governing the identification, review, approval, consideration or ratification of related party transactions. The policy applies to any transaction in which the Company (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. There were no related party transactions in 2016. Related party transactions are to be submitted to the Governance Committee for consideration at the next Governance Committee meeting or, if it is not practicable or desirable for the Company to wait until the next Governance Committee meeting, to the Chair of the Governance Committee. The Governance Committee (or the Chair) intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. The Chair of the Governance Committee reports to the Governance Committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation and Development Committee is or was an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was also an executive officer.

BOARD POLICY REGARDING COMMUNICATIONS
The independent directors have established a process for shareholders and other interested parties to communicate with the Board. Communications should be directed to:
Chair, Governance Committee
Great Plains Energy Incorporated
1200 Main Street
Kansas City, MO 64105
Attn: Corporate Secretary

All communications will be forwarded directly to the Chair of the Governance Committee to be handled on behalf of the Board. The Chair of the Governance Committee will relay appropriate communications to the applicable committee or director.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS
The following tables show, as of February 15, 2017, beneficial ownership of Company common stock by (i) each named executive officer (“NEO”), (ii) each director, (iii) all directors and executive officers as a group and (iv) each shareholder who the Company knows is a beneficial owner of more than five percent of the outstanding shares of the Company’s common stock (based on SEC filings). The total of all shares owned by directors and executive officers represents less than one percent of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than five percent of our common stock, except as described below. Except as noted below, the Company believes that the persons listed have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name		Beneficially Owned Shares (#)		Share Equivalents to be Settled in Stock(1) (#)	Total Share Interest (#)	Percent Of Class (%)
Named Executive Officers
	Terry Bassham	273,177	(2)	—	273,177	*
	Kevin E. Bryant	44,591	(3)	—	44,591	*
	Scott H. Heidtbrink	122,340	(4)	—	122,340	*
	Heather A. Humphrey	52,523	(5)	—	52,523	*
	Lori A. Wright	27,465	(6)	—	27,465	*
	Michael L. Deggendorf	46,176	(7)	—	46,176	*
Non-Management Directors
	David L. Bodde	23,610	(8)	25,993	49,603	*
	Randall C. Ferguson, Jr.	7,739	(9)	28,778	36,517	*
	Gary D. Forsee	5,572		26,151	31,723	*
	Scott D. Grimes	1,318		5,907	7,225	*
	Thomas D. Hyde	4,637		12,051	16,688	*
	James A. Mitchell	31,310		8,782	40,092	*
	Ann D. Murtlow	5,520		5,907	11,427	*
	Sandra J. Price	—		2,147	2,147	*
	John J. Sherman	54,675		—	54,675	*
All Great Plains Energy Directors and Executive Officers as a Group (19 persons)					892,084	*
*less than one percent
(1)
The shares listed are for Director Deferred Share Units (“DSUs”) awarded under our Long-Term Incentive Plan (“LTIP”) that will be settled in stock on a 1-for-1 basis and distributed following termination of service on the Board pursuant to elections made by the director.

(2)	The amount shown includes 65,062 restricted stock shares.
(3)	The amount shown includes 21,365 restricted stock shares.
(4)	The amount shown includes 33,708 restricted stock shares and 6,700 shares held in the 401(k) plan.
(5)	The amount shown includes 15,428 restricted stock shares.
(6)	The amount shown includes 6,352 restricted stock shares and 183 shares held in the 401(k) plan.
(7)	The amount shown includes 9,212 restricted stock shares and 3,141 shares held in the 401(k) plan.
(8)	All 23,610 shares are held in joint tenancy with Dr. Bodde’s spouse.
(9)	The amount shown includes 5,743 shares held in joint tenancy with Mr. Ferguson’s spouse.

Beneficial Ownership of 5 Percent or More

		Beneficial Ownership of Common Stock (Based on Schedule 13G/A Filing)	Percentage of Common Shares Outstanding(5)
	BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	22,607,023	10.5
	The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	18,481,717	8.6
	Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403-1906	14,648,050	6.8
	T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	12,193,477	5.7

(1)
Based on information provided in Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and its affiliated reporting persons on February 8, 2017. The BlackRock Schedule 13G/A states that as of December 31, 2016 the reporting persons collectively held sole voting power with respect to 21,843,688 shares and sole dispositive power with respect to 22,607,023 shares.

(2)
Based on information provided in Schedule 13G/A filed by The Vanguard Group (“Vanguard”) and its affiliated reporting persons on February 13, 2017. The Vanguard Schedule 13G/A states that as of December 31, 2016 the reporting persons collectively held sole voting power with respect to 148,118 shares, shared voting power with respect to 18,929 shares, sole dispositive power with respect to 18,346,713 shares, shared dispositive power with respect to 135,004 shares and an aggregate beneficial ownership of 18,481,717 shares.

(3)
Based on information provided in Schedule 13G filed by Franklin Resources, Inc. (“Franklin Resources”) and its affiliated reporting persons on February 7, 2017. The Franklin Resources Schedule 13G states that as of December 31, 2016 the reporting persons collectively held sole voting power with respect to 14,395,777 and sole dispositive power with respect to 14,648,050 shares.

(4)
Based on information provided in Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) and its affiliated reporting persons on February 7, 2017. The T. Rowe Price Schedule 13G states that as of December 31, 2016 the reporting persons collectively held sole voting power with respect to 3,414,216 shares and sole dispositive power with respect to 12,193,477 shares.

(5)	The percentage is based on approximately 215,384,601 shares of our common stock outstanding as of February 21, 2017.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons owning more than 10 percent of our common stock to file reports of holdings and transactions in our common stock with the SEC. Due to administrative error by the Company, Mr. Bryant had one late filing relating to the relinquishment to the Company of shares for withholding taxes for the vesting of DRIP shares related to a restricted stock award. Based upon our records, we believe that all other required reports for 2016 have been timely filed.

DIRECTOR COMPENSATION
We compensate our non-employee directors as summarized below. Mr. Bassham is an officer of the Company and does not receive compensation for his service on the Board. Non-employee directors receive an annual retainer which is paid quarterly. For 2016, non-employee directors were paid an annual retainer of $160,000. Of this retainer amount, $80,000 was paid in cash, and $80,000 was paid in common stock (valued on the grant date and rounded to the next highest whole share) through our Long-Term Incentive Plan (“LTIP”). Non-employee director compensation also included $1,500 for each Board and committee meeting attended in excess of six meetings per year and $1,500 for special finance committee meetings in excess of two meetings per year. Additional Board and committee meeting fees paid in 2016 were $57,000 and $4,500, respectively. Consistent with 2015, the Lead Director received an additional annual cash fee of $20,000, and the annual fees to the Board’s Audit, Compensation and Development, and Governance committee chairs remained $12,500, $10,000 and $7,500, respectively. Until retirement in May 2016, the prior Advising Director on Social Responsibility received an annual fee of $3,000. Under our Corporate Governance Guidelines, directors are expected to hold Company stock at a level of at least five times their annual cash retainer.
Directors may defer the receipt of all or part of the cash retainer or meeting fees through our non-qualified deferred compensation plan (“DCP”) or all or part of the equity retainer through issuance of Deferred Share Units (“DSU”) under the LTIP. Directors must make their deferral elections prior to the year in which such compensation would be paid. The number of DSUs granted is equal to the number of shares of common stock that otherwise would have been payable to the director. As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs. DSUs will be converted into an equal amount of shares of common stock on the first January 31 following the date the director’s service on the Board terminates or such other January 31 selected by the director. The number of whole shares of common stock will be distributed to the director, with any fractional share paid in cash.
We offer life and medical insurance coverage to only the current non-employee directors who were first appointed before May 1, 2006, and their families. The aggregate premium paid by us for this coverage in 2016 was $39,611. We pay or reimburse directors for travel, lodging and related expenses that they incur in attending Board and committee meetings. From time to time, we have also paid the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting, and we may continue to do so in future years. We also match up to $10,000 per year of charitable donations made by each director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our service territories.
The following table outlines all compensation paid to our non-employee directors in 2016. We have omitted the columns titled “Option Awards” and “Non-Equity Incentive Plan Compensation” because our non-employee directors did not receive such compensation in 2016.

Director Compensation

Name		Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
	Dr. Bodde	86,000	80,068	114,900	11,218	292,186
	Mr. Ferguson	86,000	80,068	—	45,145	211,213
	Mr. Forsee	109,000	80,068	36,152	11,027	236,247
	Mr. Grimes	86,000	80,068	—	—	166,068
	Mr. Hyde	100,000	80,068	21,118	2,496	203,682
	Mr. Mitchell	95,000	80,068	10,506	76	185,650
	Ms. Murtlow	89,000	80,068	—	708	169,776
	Ms. Price	63,000	60,041	—	10,000	133,041
	Mr. Sherman	97,500	80,068	—	10,000	187,568
	Dr. Talbott	41,500	40,042	—	23,685	105,227

(1)
The amounts shown include quarterly cash retainers of $20,000. Additional Board and committee fees were paid for meetings in excess of six board and six committee meetings annually. See pages 17 - 19. Cash fees were paid for Mr. Forsee ($20,000) as Lead Director, and Messrs. Hyde ($12,500), Sherman ($10,000) and Mitchell ($7,500) as Committee Chairs, and Dr. Talbott ($1,500) as Advising Director on Social Responsibility. Dr. Talbott retired effective May 3, 2016 and received one half of the annual $3,000 cash fee.

(2)
The amounts shown in this column include the quarterly equity retainers of $20,000 and are the aggregate grant date fair values of Director Shares and DSUs granted during 2016 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The DSUs are not subject to any service-based vesting conditions. As of December 31, 2016, the following directors held DSUs as follows: Dr. Bodde, 25,993 DSUs; Mr. Ferguson, 28,778 DSUs; Mr. Forsee, 26,151 DSUs; Mr. Grimes, 5,907 DSUs; Mr. Hyde, 12,051 DSUs; Mr. Mitchell, 8,782 DSUs; Ms. Murtlow, 5,907 DSUs; Ms. Price, 2,147 DSUs and Dr. Talbott, 22,871 DSUs.

(3)	The amounts shown represent the above-market earnings during 2016 on nonqualified deferred compensation.
(4)
The amounts shown consist of, as applicable for each director, matched charitable contributions, spousal travel, and premiums for life insurance and health insurance. The matched charitable contributions reported in this column are: Dr. Bodde, $10,000; Mr. Ferguson, $10,000; Mr. Forsee, $10,000; Ms. Price, $10,000; Mr. Sherman, $10,000; and Dr. Talbott, $18,500, including $10,000 in donations made in honor of Dr. Talbott’s retirement. The Company also paid the following amounts for life and health insurance during 2016: Mr. Ferguson, $34,276 and Dr. Talbott, $5,185.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
We are a public utility holding company, and our financial performance is driven by the performance of our two electric utility subsidiaries, Kansas City Power & Light Company (“KCP&L”) and KCP&L Greater Missouri Operations Company (“GMO”). Both subsidiaries are integrated electric utilities; that is, they generate, transmit and distribute electricity to their customers. KCP&L serves retail and wholesale customers in parts of Missouri and Kansas; GMO serves retail and wholesale customers in parts of Missouri.
Our compensation philosophy and decisions, which we explain below, are directly tied to our utility business. Our business is capital-intensive and subject to extensive and dynamic utility and environmental regulation. We operate in a technological environment that is complex and evolving. Our retail customer service areas and rates are fixed by the Missouri and Kansas utility commissions, which means that our financial health and growth potential are, in large part, directly tied to the communities we serve and the decisions of our regulatory commissions.
This Compensation Discussion and Analysis (“CD&A”) provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our NEOs for 2016:

•	Terry Bassham, Chairman of the Board, President and Chief Executive Officer of Great Plains Energy, KCP&L and GMO;

•	Kevin E. Bryant, Senior Vice President-Finance and Strategy and Chief Financial Officer of Great Plains Energy, KCP&L and GMO;

•	Scott H. Heidtbrink, Executive Vice President and Chief Operating Officer of KCP&L and GMO;

•	Heather A. Humphrey, Senior Vice President-Corporate Services and General Counsel of Great Plains Energy, KCP&L and GMO;

•	Lori A. Wright, Vice President-Corporate Planning, Investor Relations and Treasurer of Great Plains Energy, KCP&L and GMO; and

•	Michael L. Deggendorf, former Senior Vice President of KCP&L and GMO.
Mr. Deggendorf resigned from his executive officer position effective May 5, 2016.
Opportunity for Shareholder Feedback
Shareholders have the opportunity to approve, on a non-binding and advisory basis, the compensation of our NEOs as disclosed in this proxy statement. Item 2 of this proxy statement seeks your advisory vote on a resolution approving the 2016 compensation of our NEOs. This CD&A section, the compensation tables, related footnotes and narrative discussion of the proxy statement, and the section titled “Advisory Vote on Executive Compensation,” starting on page 62, contains information that is relevant to your vote on Item 2.
Committee Consideration of the Company’s 2016 Shareholder Vote on Executive Compensation
At our May 2016 annual meeting, approximately 96 percent of our shareholders voting on the matter approved our 2015 executive compensation program. The Compensation and Development Committee (throughout the CD&A and Executive Compensation sections the “Committee”) believes this affirms the shareholders’ support of the Company’s approach to executive compensation, including our emphasis on pay for performance. The Committee decided that no significant changes to our executive compensation program were necessary for 2016. The Committee continues to emphasize pay for performance and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions.
Executive Summary of 2016 Compensation Decisions
2016 Performance Achievements
Our 2016 compensation decisions continued to be focused on pay for performance – the achievement of interrelated short-term and long-term objectives that are critical to our operations, financial health and growth. We believe a majority of each NEO’s target compensation should be performance-based, or “at risk.” Therefore, each NEO’s compensation is tied to our total shareholder return and the achievement of other Company-wide objectives for designated performance periods. In order to align the interests of our NEOs with shareholder and customer interests, our compensation programs provide more potential value to the NEOs through performance-based incentives than it does through base salary.
We believe that our pay for performance policies helped motivate our executives throughout 2016. Through management’s efforts, we achieved the following highlights, among others:

•	Delivering financial results within our earnings guidance range
In 2016, we achieved earnings of $1.61 per share on a GAAP (Generally Accepted Accounting Principles) basis and adjusted earnings of $1.851 per share on a non-GAAP basis. Our adjusted earnings per share was at the upper end of the revised 2016 earnings guidance range that we provided in November 2016. Adjusted earnings per share is a non-GAAP financial measure that excludes certain costs, expenses, gains, losses, and the per share dilutive effect of equity issuances related to the anticipated acquisition of Westar Energy, Inc. (“Westar”). This positive result was driven primarily by new retail rates, warmer weather, and new cost recovery mechanisms partially offset by higher operating and maintenance expense, depreciation and general taxes.

•	Increasing quarterly dividend for six consecutive years
We continued to deliver on our commitment to a growing, stable dividend and increased our dividend by approximately five percent on an annualized basis in 2016. These six consecutive increases resulted in a 4.81 percent compound annual increase over the past six years.

•	Executing strategy through proposed acquisition of Westar
In May 2016, we executed an agreement to acquire Westar. By acquiring Westar, we expect to build long-term value for our shareholders and cost savings for customers. Once the acquisition is complete, we expect to have more than 1.5 million customers in Kansas and Missouri, nearly 13,000 megawatts of generation capacity, almost 10,000 miles of transmission lines and over 51,000 miles of distribution lines. In addition, more than 45 percent of the combined utility’s retail customer demand can be met with emission-free energy.
The transactions contemplated by our acquisition agreement were approved by our shareholders in September 2016, and we successfully completed offerings of common stock and depositary shares for total net proceeds of approximately $2.39 billion to partially finance the acquisition.

_______________________________
1Please refer to Annex A to this proxy statement for a reconciliation to the corresponding GAAP financial measure.

•	Receiving second competitive transmission project through Transource
Transource Energy, LLC (“Transource”), our joint venture with American Electric Power Company, Inc., was selected by PJM Interconnection to develop the Independence Energy Connection project consisting of two (2) 230 kV lines and associated substations located in Pennsylvania and Maryland.  With estimated project costs of $225 million, construction is expected to begin in 2018 and the project placed into service in 2020. This latest award gives additional confidence that Transource remains well-positioned to successfully compete and deliver innovative solutions.

•	Receiving constructive regulatory outcomes
We continue to receive constructive regulatory outcomes in connection with our operations. In 2016, GMO, our wholly-owned subsidiary, received approval from the Missouri Public Service Commission to consolidate its two rate jurisdictions (Missouri Public Service and St. Joseph Light & Power). This consolidation is expected to lead to additional efficiencies for our customers and shareholders.

•	Investing to continue to meet the generation needs of our region in an environmentally conscientious manner
Federal and state agencies require us to comply with environmental and renewable energy mandates, and we have proactively responded to ensure that we continue to meet the generation needs of our region. In 2016, we ceased burning coal at Lake Road 4 and 6 and Montrose 1 totaling 266 megawatts of coal-fired generation. These actions demonstrate our commitment to a sustainable energy future and balanced generation portfolio. As discussed above, we expect to meet customer demand with additional emission-free energy following the closing of the Westar acquisition.
Additionally, in 2016, our wholly-owned subsidiary, GMO, opened its first commercial-scale solar power facility. The facility is expected to generate 4,700 megawatt-hours of energy annually.
2016 Compensation Decisions
The Committee and Board considered the achievements described above and made the following key compensation decisions:

•
Balanced Mix of Compensation Elements. As in prior years, the Committee and Board established a mix of short-term and long-term compensation elements that reflected financial and operational goals and encouraged overall balanced performance to support sustainable shareholder value. The following chart shows the target pay mix of the 2016 direct compensation elements (base salary, annual incentive awards and long-term equity compensation awards) set out in the Summary Compensation Table on page 48 for each of our NEOs, except Mr. Deggendorf who resigned from his executive officer position effective May 5, 2016.

The compensation of each NEO also includes retirement benefits, generally available employee benefits, deferred compensation benefits and perquisites, as well as post-termination compensation.

•
Annual and Long-Term Performance Awards Tied to Achievement of Critical Objectives. To align compensation with shareholder and customer interests, a significant portion of each NEO’s compensation is tied to our short-term and long-term financial and operational performance.

Our 2016 annual incentive objectives and achievements are as follows:

2016 Annual Incentive Objectives	Weighting (Percent)	Achievement (Percent of Target)
Safety Audits & Training	10	150
Equivalent Availability (Coal Units, Winter and Summer Peak Months)	10	88
Equivalent Availability (Nuclear Only)	5	53
System Average Interruption Duration Index (SAIDI) (minutes)	10	200
Adjusted Earnings Per Share (excludes impact of Westar acquisition)	50	175
JD Power Customer Satisfaction Index (Residential Customer Satisfaction)	10	50
Investment Across the Energy Value Chain that is Adjacent to our Existing Business	5	78
The Company’s total 2016 weighted achievement was 143 percent. A discussion of the actual results of each objective starts on page 37.

Based on this successful performance, the following 2016 annual performance cash awards were paid to our NEOs:

Name		2016 Annual Incentive Award At Target (Percent of Annual Base Salary)	2016 Actual Award Paid (Percent of Annual Base Salary)	2016 Actual Award Paid (Dollars)
	Mr. Bassham	100	143.0	1,144,000
	Mr. Bryant	60	85.8	344,916
	Mr. Heidtbrink	70	100.1	543,543
	Ms. Humphrey	60	85.8	337,194
	Ms. Wright	40	57.2	169,312
	Mr. Deggendorf(1)	50	71.5	74,837

(1)
Mr. Deggendorf resigned from his executive officer position effective May 5, 2016. His 2016 base salary and annual incentive plan award were prorated in accordance with the terms of a letter agreement between the Company and Mr. Deggendorf. The terms of the agreement are more fully described under Other Agreements on page 45.

The Company had solid performance for the 2014-2016 performance period under the Long-Term Incentive Plan. For the 2014-2016 performance period that ended on December 31, 2016, there were two equally-weighted performance share objectives: (i) a credit objective (three-year average Funds from Operations (“FFO”) to Total Adjusted Debt) and (ii) a total shareholder return objective (Total Shareholder Return (“TSR”) versus Edison Electric Institute Index of Electric Utilities (“EEI Index”)). A summary of the performance objectives and actual results for the 2014-2016 performance period follows:

2014-2016 Performance Share Objectives		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual Results	Achievement (Percent of Target)
	Three-year (2014-2016) Average FFO to Total Adjusted Debt(1)	50	14.5%	15.0%	15.5%	16.0%	16.0%	200%
	TSR versus EEI Index(2)	50	See below				11.6 percentile	0%

(1)
For the 2014-2016 performance period, the FFO to Total Adjusted Debt was calculated using Standard & Poor’s methodology as of the time of grant. FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. See pages 51 - 52 for an explanation of this measure using Standard & Poor’s methodology.

(2)
TSR was compared to an industry peer group of the EEI Index of electric companies during the three-year measurement period 2014-2016. At the end of the three-year measurement period, we assessed our total shareholder return compared to the EEI Index. The executives received a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)
75th and above	200
60th to 74th	150
40th to 59th	100
25th to 39th	50
24th and below	0
The Company’s total 2016 weighted achievement was 100 percent. Based upon the results above, each NEO received payouts that are more fully described beginning on page 39.

In 2016, we awarded a mix of performance shares (75 percent) and time-based restricted stock (25 percent) to retain and incentivize officers. The performance share objective is:

2016-2018 Performance Share Objective	Weighting (Percent)
TSR versus EEI Index	100
A detailed summary of the 2016 long-term awards to each officer starts on page 42. The restricted stock awards will vest in 2019, and any performance shares received will be based on the level of achievement of the performance objective listed above.
Compensation Governance Practices
The Committee is committed to high standards of corporate governance, as it works to establish an overall compensation program that aligns the interests of officers with the Company’s shareholders. The following key compensation governance practices highlight this commitment:

•
Committee Structure. The Committee is solely comprised of independent directors, and the Committee directly retains an independent compensation consultant, Mercer (“Mercer”), to regularly review and evaluate our compensation program. Pursuant to the Committee’s charter, the Committee may, at its discretion, delegate certain duties and responsibilities to a subcommittee of its members.

•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers. Our Chief Executive Officer is expected to hold an equity level of at least five times base salary. Other executive officers, including the NEOs, are expected to hold equity that is either two or three times their base salaries.

•
Clawback Policy. We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company’s financial statements for a period of up to three years.

•	Risk Assessment of Compensation Plans. We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

•
Change in Control Benefit Triggers. Our Change in Control Severance Agreements have a “double trigger” and require both a change in control and termination of employment prior to the payment of severance benefits, if any.

•	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.

•	No Dividend Payments for Unvested Performance Shares. Dividends are not paid on unvested performance shares, unless and until such shares vest.

•	Modest Perquisites. We provide modest perquisites that we believe provide a sound benefit to the Company.

•
Alignment with Shareholder Interests. A significant portion of each executive officer’s compensation is in the form of equity in an effort to align the economic interests of our executive officers with our shareholders.

Compensation Philosophy and Objectives
We seek to attract and retain highly qualified executives and establish a strong link between executive compensation and Company performance based on the achievement of goals. The primary objectives of our compensation program are to:

•
Attract and Retain Qualified Executives. Attract and retain highly qualified executive officers using a competitive pay package, with base salaries around the median level of comparable companies and opportunities for higher levels of compensation through time-based and performance-based incentives.

•
Pay for Performance. Motivate executive officers to deliver a consistently high level of performance in the markets in which the Company operates, using incentives based on both short-term and long-term financial and operating results.

•
Reward Long-Term Growth and Sustained Profitability. Align the economic interests of executive officers with those of our shareholders, by delivering a significant portion of total compensation in the form of time-based and performance-based equity awards based on incentive goals that, if achieved, are expected to increase total shareholder return over the long term and contribute to the long-term success of the Company.

•
Encourage Teamwork and Close Collaboration. Reward performance that encourages teamwork and close collaboration among executives which drives efficiencies for the benefit of customers and shareholders.

•
Encourage Integrity and Ethics. Reward performance that supports the Company’s Guiding Principles and Code of Ethical Business Conduct by promoting, instilling and striving to attain the highest standards in terms of a culture of integrity, business ethics and community service.

The Committee’s Use of an Independent Compensation Consultant
The Committee retains an independent compensation consultant to advise on executive and director compensation matters, assess the overall compensation program levels and elements, and evaluate competitive compensation trends. The Committee retained Mercer to act as its independent compensation consultant in 2016. Mr. Michael Halloran, a Senior Partner at Mercer with more than 25 years of executive compensation experience, is the lead consultant who has worked with the Committee since 2008. While the Committee retains the sole authority to select, retain, direct, or dismiss the executive compensation consultant, our Corporate Secretary works directly with the compensation consultant to provide information, coordination and support. To assure independence, the Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer if the fees would be expected to exceed $10,000. In February 2016, the Committee assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Committee.
Mercer provides the Committee with a comprehensive review of the Company’s executive compensation and benefit programs, including plan design. Mercer performs a competitive review and analysis of base salary and variable components of pay, relative to survey market data and the Company’s identified peer group. Mercer advises the Committee on the Company’s peer group, the structure of plans, and the market data for comparisons for base salaries and incentive targets. Mercer provides detailed information on base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer’s overall findings and recommendations. Comparisons of executive compensation are made to energy industry data, general industry data, and peer group proxy data, as appropriate. However, Mercer neither determines, nor recommends, the amount of an executive’s compensation.

Role of Peer Group
Mercer recommends for Committee consideration peer group candidates with a size and business mix similar to ours. Potential peer group companies are assessed using three criteria: annual revenues, market value and percentage of total revenues from regulated electric operations. The Committee used the following peer group for the Company’s 2016 compensation decisions. However, with respect to compensation decisions for 2017, TECO Energy, Inc. and Cleco Corporation will no longer be included and ALLETE, Inc. and AVANGRID will be added to the peer group.

Alliant Energy Corporation	IDACORP, Inc.	Portland General Electric Company
Ameren Corporation	NiSource Inc.	SCANA Corporation
Avista Corporation	OGE Energy Corp.	TECO Energy, Inc.
Black Hills Corporation	Pinnacle West Capital Corporation	Westar Energy, Inc.
Cleco Corporation	PNM Resources, Inc.
When other surveys are used, Mercer conducts, where possible, regression analyses to adjust the compensation data for differences in the companies’ revenues, allowing the Committee to compare compensation levels to similarly-sized companies.
The Compensation Review Process
Each year, the Chief Executive Officer provides to the Committee for consideration and review his performance self-assessment and development plan. This assessment is reviewed by the Committee and the Board and the Board provides feedback to the Chief Executive Officer. The Chief Executive Officer also provides compensation recommendations for all other executive officers. Such recommendations are based on a review and assessment of the (i) proxy data from the companies in our peer group, (ii) survey data and (iii) factors previously identified by the Committee, such as individual performance, time in position, scope of responsibility and experience.
The Committee also annually reviews a tally sheet for each NEO that shows each element of compensation and the total compensation paid to each NEO for the past two years. The tally sheets show the equity awards granted and realized, and the amounts that would be payable to each NEO in the event of termination without cause and termination in connection with a change in control of the Company. This information provides the Committee with a clear picture of (i) how its decisions with respect to each element of compensation affect the total compensation package, (ii) how current compensation relates to compensation in the previous year and (iii) the total amount each NEO would receive, including the value of equity awards, under various termination scenarios. The Committee also reviews the total value of each NEO’s proposed salary, target bonus and grant date value of equity awards for the year compared to the median total compensation of individuals in similar positions as described above. Total compensation for each NEO is generally targeted near the median of the market data for similar positions, while considering the factors above.
As a part of this review, the Committee also considers internal pay equity, both in terms of the total compensation of each executive officer compared to the CEO and within the officer group as compared to each other, considering individual responsibilities and experience levels. The Committee also evaluates the financial implications of compensation to mitigate financial inefficiencies to the greatest extent possible.
The Committee reviews these recommendations and corresponding information and makes final recommendations for Board approval.

Role of Executive Officers
While the Chief Executive Officer routinely attends meetings of the Committee, he is not a member and does not vote on Committee matters. In addition, there are portions of Committee meetings when the Chief Executive Officer is not present, such as when the Committee is in closed executive session or discusses the Chief Executive Officer’s performance or individual compensation. The Chief Executive Officer’s compensation levels and performance goals are recommended by the Committee for approval by the independent members of the Board. The Chief Executive Officer and other executive officers play a role in the early stages of design and evaluation of the Company’s compensation programs and policies. Because of their extensive familiarity with the Company, these executives are in a position to suggest to the Committee and the compensation consultant programs that provide effective incentives to produce value for shareholders and customers. Notwithstanding this limited involvement of executive officers, all compensation decisions are ultimately recommended by the Committee and approved by the independent members of the Board.
Summary and Analysis of Executive Compensation
Consistent with prior years, the material elements of executive compensation were: (1) cash compensation in the form of base salaries, annual incentives and discretionary cash awards; (2) equity compensation under our LTIP; (3) deferred compensation; (4) retirement benefits; (5) post-termination compensation; and (6) modest perquisites and generally available employee benefits.

Compensation Component	Description		Objective
Cash Compensation
Base Salary	•	Fixed compensation that is reviewed annually taking into consideration peer compensation information, as well as individual performance.	•	Provide a fixed level of compensation that fairly considers job responsibilities, level of experience, internal and external comparisons and individual performance evaluations.
			•	Attract and retain talent.
	•	Competitively aligned with median market salary.
Annual Incentives under Annual Incentive Plan	•	Variable compensation earned based on performance of pre-established annual objectives and targets.	•	Reward the achievement of annual financial and operating objectives that ultimately contribute to long-term value for shareholders and customers.
Discretionary Cash Awards	•	Discretionary cash awards for significant achievements.	•	Reward individual performance and/or aid in retention.
			•	Attract talent.

Compensation Component	Description		Objective
Equity Compensation
Performance Shares and Restricted Stock Grants under the LTIP	•	Performance shares that are paid based on achievement of three-year performance objectives.	•	Motivate performance that creates long-term value to shareholders and customers.
			•	Align the economic interests of participants with shareholders and customers by rewarding executives for financial and operational achievements.
	•	Time-based restricted stock, generally vesting over three years.
			•	Build stock ownership.
			•	Provide a competitive total package to attract and retain executives.
Discretionary Stock Awards	•	Discretionary stock awards for significant achievements.	•	Reward individual performance and/or aid in retention.
			•	Attract talent.
Deferred Compensation
Benefits	•	A non-qualified and unfunded plan that allows all officers, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of awards under the Annual Incentive Plan.	•	Provide compensation deferrals in a tax-efficient manner.
Retirement Benefits
Pension Plan	•
Funded, tax-qualified, noncontributory defined benefit plan for all employees, including NEOs. This plan is not available to any non-union employee, including any officer hired after December 31, 2013.
			•	Provide a competitive total package to retain executives and other employees.
			•	Provide some retirement income security in a tax efficient manner.

Supplemental Executive Retirement Plan	•	An unfunded plan that provides additional retirement income to all executives, including NEOs. This plan is not available to any executive hired after December 31, 2013.	•	Provide a competitive total package to retain executives. Provide additional supplemental retirement income.
401(k) Plan	•	Tax-qualified retirement savings plan provided to all employees, including NEOs.	•	Provide retirement savings in a tax efficient manner.
			•	Provide a competitive total package to attract and retain executives and other employees.

Compensation Component	Description		Objective
Other Post-termination Compensation
Change in Control Severance Agreements	•	Payments and other benefits in the event of (i) change in control and (ii) termination of employment.	•	Encourage executives to act in the best interests of shareholders and customers in times of fundamental change and uncertainty.
			•	Aid in recruitment and retention.
Perquisites and Generally Available Employee Benefits
Benefits	•	Limited perquisites that are consistent with peer companies. Benefits include financial planning and tax services and executive health physicals.	•	Provide a competitive total package to attract and retain key talent.
	•	General employee benefits, such as medical benefits, life insurance, and disability benefits.
Cash Compensation
Cash compensation to our NEOs includes both a market-competitive base salary and performance-driven annual incentives. The Committee believes total compensation to be delivered in cash or cash opportunities should vary based on each NEO’s position and circumstance, and that, in general, the level of cash opportunity should decrease in proportion to equity compensation as officers move to higher levels of responsibility.
Base Salary
Base salaries are reviewed annually. The Committee considers performance evaluations and base salary recommendations submitted by the Chief Executive Officer for the NEOs other than himself. The Chief Executive Officer’s performance evaluation is reviewed by the Committee and then reviewed and approved by the Board. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, internal comparisons, comparisons to the salaries of executives in similar positions at similar companies obtained from market surveys, other competitive data and input provided by Mercer, and individual performance evaluations. Individual performance evaluations include major accomplishments during the performance period, as well as qualitative factors, including personal leadership, engagement of employees, disciplined performance management, accountability for results, and community involvement.

Effective January 1, 2016 and January 1, 2017, all of our NEOs received salary increases in recognition of their performance and for retention purposes to ensure that each NEO’s salary was competitively aligned with the median salary of individuals in comparable positions in companies of similar size within the industry. The 2016 and 2017 base salaries of the NEOs are as follows:

	Name	2016 Base Salary	2017 Base Salary
	Mr. Bassham	$800,000	$880,000
	Mr. Bryant	$402,000	$462,000
	Mr. Heidtbrink	$543,000	$570,000
	Ms. Humphrey	$393,000	$413,000
	Ms. Wright	$296,000	$311,000
	Mr. Deggendorf(1)	$314,000	—

(1)	Mr. Deggendorf resigned from his executive officer position effective May 5, 2016.
Annual Incentives
The Company’s Annual Incentive Plan for all executive officers is based upon a mix of Company-wide financial and operational metrics. The Committee believes that our Annual Incentive Plan continues to focus our entire organization on delivering key financial results and strategic business outcomes, and is clearly understood. The Committee reviews management’s recommendations of objectives and targets including a discussion of associated risks, determines revisions, and then recommends the final objectives and targets to the independent members of the Board for its approval. In establishing final objectives and targets, the Committee seeks to ensure that:

•	incentives are aligned with the strategic goals set by the Board;

•	targets are sufficiently ambitious so as to provide a meaningful improvement in performance, but strike an acceptable balance between risk and reward; and

•	incentive payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.
The Committee developed, with input from Mercer and management, a structure for the 2016 Annual Incentive Plan that provides a financial objective weighted at 50 percent and key business objectives weighted at 50 percent.
The Committee established target incentives for each NEO as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. The basic structure of the Annual Incentive Plan provides for 100 percent payout for target performance for each objective. Fifty percent is payable at the threshold level of objective performance and 200 percent is payable at the maximum level of objective performance. Objective performance is interpolated between performance levels. Objective performance achievement that is less than threshold achievement will result in a zero payment for that objective.

The 2016 Annual Incentive Plan results are shown in the following table:

2016 Annual Incentive Objectives	Weighting (Percent)	Threshold 50%	Target 100%	Stretch 150%	Superior 200%	Actual Performance Result	Weighted Payout Percentage
Safety Audits & Training(1)	10	See footnote.(1)				See Stretch footnote.(1)	15%
Equivalent Availability (Coal Units, Winter and Summer Peak Months)	10	78.1%	86.5%	88.4%	90.2%	84.4%	9%
Equivalent Availability (Nuclear Only)	5	77.8%	83.4%	85.7%	87.7%	78.1%	2%
System Average Interruption Duration Index (SAIDI) (minutes)	10	97.22	84.58	82.51	80.45	76.15	20%
Adjusted Earnings Per Share (excludes impact of Westar acquisition)	50	$1.55	$1.72	$1.81	$1.89	$1.85	88%
JD Power Customer Satisfaction Index (Residential Customer Satisfaction)	10	Rank 10 of 16	Rank 9 of 16	Rank 8 of 16	Rank 7 of 16	Rank 10 of 16	5%
Investment Across the Energy Value Chain that is Adjacent to our Existing Business(2)	5	See footnote.(2)				(1) $18.7M GXPI and (2) $87.0M Transource	4%
	100	Weighted Achievement %					143%

(1)	Threshold 50%	Target 100%	Stretch 150%	Superior 200%

(1) 1.5 safety and health self-audits completed per month; (2) 95.0 percent of correction plans to be completed within 45 days or plan to achieve; and (3) Company-wide safety training 100 percent complete.

(1) 2 safety and health self-audits completed per month; (2) 97.5 percent of corrective action plans to be completed within 45 days or plan to achieve; and (3) Company-wide safety training 100 percent complete.

(1) 2.5 safety and health self-audits completed per month; (2) 100 percent of corrective action plans to be completed within 45 days or plan to achieve; (3) 1 Field Audit from either Transmission and Delivery (“T&D”) or Generation per month and 97.5 percent of corrective action plan to be completed; and (4) Company-wide safety training 100 percent complete.

(1) 4.0 safety and health self-audits completed per month; (2) 100 percent of corrective action plans to be completed within 45 days or plan to achieve; (3) 1 Field Audit from either T&D or Generation per month and 97.5 percent of corrective action plan to be completed; and (4) Company-wide safety training 100 percent complete.

(2)	Threshold 50%	Target 100%	Stretch 150%	Superior 200%
	(1) $17.0 million in investment by GXP Investments, Inc. (an investment subsidiary)(“GXPI”) and (2) $79 million investment in Transource.	(1) $20.0 million investment by GXPI and (2) $88 million investment in Transource.	(1) $22.5 million investment by GXPI and (2) $95 million investment in Transource.	(1) $25.0 million investment by GXPI and (2) $110 million investment in Transource.

Individual targets and awards earned by each of the NEOs are shown below and in the Summary Compensation Table on page 48.

Name		2016 Annual Incentive Award at Target (Percent of Annual Base Salary)	2016 Actual Award Paid (Percent of Annual Base Salary)	2016 Actual Award Paid (Dollars)
	Mr. Bassham	100	143.0	1,144,000
	Mr. Bryant	60	85.8	344,916
	Mr. Heidtbrink	70	100.1	543,543
	Ms. Humphrey	60	85.8	337,194
	Ms. Wright	40	57.2	169,312
	Mr. Deggendorf(1)	50	71.5	74,837

(1)
Mr. Deggendorf resigned from his executive officer position effective May 5, 2016. His 2016 base salary and annual incentive plan award were prorated in accordance with the terms of a letter agreement between the Company and Mr. Deggendorf. The terms of the agreement are more fully described under Other Agreements on page 45.

Discretionary Cash or Stock Awards
From time to time, the Committee may grant a discretionary cash or stock award to a NEO or other officer for special accomplishments or achievements.
Equity Compensation
We believe that a significant portion of NEO compensation should be in the form of equity in order to best align executive compensation with the interests of our shareholders. Equity awards, which are made under our shareholder approved LTIP, are generally targeted near the median range of officers in companies of similar size in the industry.
The Committee uses a mix of time-based restricted stock and performance shares that are paid solely on the basis of the attainment of performance goals. Performance shares can be earned at the end of the performance period from 0 percent to 200 percent of the target amount, depending on actual performance. Payment for performance shares shall generally be made in shares. However, the Committee, in its sole discretion, may authorize payment in such combination of cash and shares, or all cash as it deems appropriate. Performance results for a goal that are less than threshold will result in a zero payment for that goal.
Dividend equivalents on the number of performance shares actually earned are paid in cash at the same time as the vesting of the earned performance shares. Dividends accrued on all restricted stock awards are reinvested during the period under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, and are subject to the same restrictions as the associated restricted stock.
While our directors, officers and employees are eligible for equity awards under the LTIP, none of them have any right to be granted awards. The Committee, in its discretion, may approve equity awards for officers and employees, including NEOs.
The performance share metrics discussed below have been established for compensation purposes only. They do not constitute any guidance, projection or estimate of these measures, and should not be relied upon for any purpose other than understanding our compensation program.
2014-2016 Performance Period
There were two equally-weighted performance share objectives for the 2014-2016 performance period that ended on December 31, 2016: (i) a credit objective (three-year average FFO to Total Adjusted Debt) and (ii) a total shareholder return objective (TSR versus EEI Index). To continue to focus on performance, the Committee established the distribution between performance shares and restricted stock at 75 percent/25 percent, respectively.
Consistent with prior years, performance share and restricted stock awards for the 2014-2016 performance period were based on percentages of 2014 base salary. The percentages of 2014 base salary (reflecting the target amount of awards) were as follows: Mr. Bassham, 270 percent; Mr. Bryant, 75 percent; Mr. Heidtbrink, 175 percent; Ms. Humphrey, 120 percent; Ms. Wright, 75 percent; and Mr. Deggendorf, 100 percent.
Below is a summary of the performance objectives and actual results for the 2014-2016 performance period.
The 2014-2016 performance period objectives and criteria were as follows:

2014-2016 Performance Share Objectives		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual Results	Weighted Payout Percentage
	Three-year (2014-2016) Average FFO to Total Adjusted Debt(1)	50	14.5%	15.0%	15.5%	16.0%	16.0%	100%
	TSR versus EEI Index(2)	50	See below				11.6 percentile	0%
		100	Weighted Achievement %					100%

(1)
For the 2014-2016 performance period, the FFO to Total Adjusted Debt was calculated using Standard & Poor’s methodology as of the time of grant. FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. See pages 51 - 52 for an explanation of this measure using Standard & Poor’s methodology.

(2)
TSR was compared to an industry peer group of the EEI Index of electric companies during the three-year measurement period 2014-2016. At the end of the three-year measurement period, we assessed our total shareholder return compared to the EEI Index. The executives received a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)
75th and above	200
60th to 74th	150
40th to 59th	100
25th to 39th	50
24th and below	0

Based upon the results above, performance share awards for the 2014-2016 performance period for each NEO are shown below:

Name		Actual Award Paid ($)(1)
	Mr. Bassham	1,509,076
	Mr. Bryant	173,803
	Mr. Heidtbrink	710,824
	Ms. Humphrey	353,307
	Ms. Wright	175,352
	Mr. Deggendorf(2)	—

(1)
The total number of shares awarded were determined based on the weighted achievement. In addition, cash dividend equivalents were paid after the end of the performance period, as follows: Mr. Bassham ($154,572), Mr. Bryant ($17,802), Mr. Heidtbrink ($72,808), Ms. Humphrey ($36,189), and Ms. Wright ($17,961).

(2)	Mr. Deggendorf resigned from his executive officer position effective May 5, 2016, and in accordance with the terms of his letter agreement, he forfeited all performance share awards.
2015-2017 Performance Period
For the three-year performance period ending December 31, 2017, the Board modified the performance objectives under the LTIP. Previously, the Board utilized two equally-weighted performance share objectives (i) a credit objective (three-year average FFO to Total Adjusted Debt) and (ii) a total shareholder return objective (TSR versus EEI Index). However, for the 2015-2017 performance period, there is one performance objective, total shareholder return (TSR versus EEI Index). The Committee believed that this change better aligned each officer’s performance with the interests of shareholders and focused the Company’s leadership team on our strategic initiatives to increase stock price and dividend growth. Consistent with the 2014-2016 performance period, the Committee established the distribution between performance shares and restricted stock at 75 percent/25 percent, respectively.
Additionally, to better align with market and industry practices, specific performance targets were set with interpolation between the targets. To appropriately balance our actual performance against our relative performance to the EEI Index, any payout for the period would be capped at Target (100 percent) if actual TSR performance is negative.
Consistent with prior years, performance share and restricted stock awards for the 2015-2017 performance period were based on percentages of 2015 base salary. The percentages of 2015 base salary (reflecting the target amount of awards) were as follows: Mr. Bassham, 270 percent; Mr. Bryant, 120 percent; Mr. Heidtbrink, 175 percent; Ms. Humphrey, 120 percent; Ms. Wright, 75 percent, and Mr. Deggendorf, 100 percent. This resulted in the following long-term incentive grants in 2015 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name		Restricted Stock(1)	Performance Shares (at target)(1)
	Mr. Bassham	17,535	52,603
	Mr. Bryant(2)	3,596	10,784
	Mr. Heidtbrink	8,346	25,036
	Ms. Humphrey	4,062	12,185
	Ms. Wright	2,041	6,123
	Mr. Deggendorf(3)	2,977	8,931

(1)
The restricted stock grants vest on March 2, 2018; the cash and common stock payments related to the performance shares, if any, will also occur on March 2, 2018. Actual performance shares may be between 0 percent and 200 percent of the target number of shares.

(2)
On September 2, 2015, Mr. Bryant became the Senior Vice President-Finance and Strategy and Chief Financial Officer. Mr. Bryant’s target was increased to 120 percent on a prorated basis. In conjunction with his promotion, Mr. Bryant received additional restricted stock and performance share awards.

(3)
Mr. Deggendorf resigned from his executive officer position effective May 5, 2016. Pursuant to the terms of a letter agreement with the Company, Mr. Deggendorf received a prorated number of restricted shares and forfeited all performance share awards. The original grant amounts are reflected above. The terms of the agreement are more fully described under Other Agreements on page 45.

    The 2015-2017 performance period objective and criteria are as follows:

2015-2017 Performance Share Objective		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
	Total Shareholder Return (TSR) versus EEI Index(1)	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

(1)
TSR is compared to an industry peer group of the EEI Index of electric companies during the three-year measurement period 2015-2017. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI Index. Depending on how we rank, the executives will receive a percentage of the performance share grants. To appropriately balance our actual performance against our relative performance to the EEI Index, any payout for the period would be capped at Target (100 percent) if actual TSR performance is negative.

2016-2018 Performance Period
For the three-year performance period ending December 31, 2018, the performance objective is the same as the performance objective for the 2015-2017 performance period. There is one performance objective, total shareholder return (TSR versus EEI Index). To continue to focus on performance, the Committee established the distribution between performance shares and restricted stock at 75 percent/25 percent, respectively. Similar to the 2015-2017 performance period, specific performance targets were set with interpolation between the targets. To appropriately balance our actual performance against our relative performance to the EEI Index, any payout for the period would be capped at Target (100 percent) if actual TSR performance is negative.
Consistent with prior years, performance share and restricted stock awards for the 2016-2018 performance period are based on percentages of 2016 base salary. The percentages of 2016 base salary (reflecting the target amount of awards) are as follows: Mr. Bassham, 270 percent; Mr. Bryant, 120 percent; Mr. Heidtbrink, 175 percent; Ms. Humphrey, 120 percent, Ms. Wright, 75 percent; and Mr. Deggendorf, 100 percent. This resulted in the following long-term incentive grants in 2016 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name		Restricted Stock(1)	Performance Shares (at target)(1)
	Mr. Bassham	18,538	55,613
	Mr. Bryant	4,141	12,421
	Mr. Heidtbrink	8,156	24,466
	Ms. Humphrey	4,048	12,143
	Ms. Wright	1,906	5,716
	Mr. Deggendorf(2)	2,695	8,085

(1)
The restricted stock grants vest on March 1, 2019; the cash and common stock payments related to the performance shares, if any, will also occur on March 1, 2019. Actual performance shares may be between 0 percent and 200 percent of the target number of shares.

(2)
Mr. Deggendorf resigned from his executive officer position effective May 5, 2016. Pursuant to the terms of a letter agreement with the Company, Mr. Deggendorf received a prorated number of restricted shares and forfeited all performance share awards. The original grant amounts are reflected above. The terms of the agreement are more fully described under Other Agreements on page 45.

The 2016-2018 performance period objective and criteria are as follows:

2016-2018 Performance Share Objective		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
	Total Shareholder Return (TSR) versus EEI Index(1)	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

(1)
TSR is compared to an industry peer group of the EEI Index of electric companies during the three-year measurement period 2016-2018. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI Index. Depending on how we rank, the executives will receive a percentage of the performance share grants. To appropriately balance our actual performance against our relative performance to the EEI Index, any payout for the period would be capped at Target (100 percent) if actual TSR performance is negative.

2016 Equity Vesting, Payments and Special Grants
The restricted stock and performance share awards under the 2013-2015 LTIP performance period for the NEOs vested in 2016. In connection with his appointment as Senior Vice President-Finance and Strategy and Chief Financial Officer, Mr. Bryant was awarded a special one-time retention grant of 12,346 shares on September 2, 2015. Thirty-four percent of these shares vested on September 2, 2016, 33 percent vest on September 5, 2017 and 33 percent vest on September 4, 2018. The following table summarizes these grant vestings and payments:

Name		2016 Vesting of Restricted Stock (# shares)(1)	2013-2015 Performance Share Payments (# shares)(2)
	Mr. Bassham	20,889	84,150
	Mr. Bryant(3)	6,159	7,269
	Mr. Heidtbrink	9,990	40,242
	Ms. Humphrey	4,113	16,569
	Ms. Wright	1,851	7,457
	Mr. Deggendorf	3,599	14,498

(1)	The amounts shown for restricted stock vestings include reinvested dividends that vested at the same time as the underlying restricted stock grants.
(2)
The shares shown in this column are the earned amounts of performance shares for the 2013-2015 performance period, which were paid in 2016. Dividend equivalents over the performance period were paid in cash at the time of payment of the underlying performance shares. As permitted by our LTIP, the earned performance shares were paid in a combination of cash for the cash dividend equivalent, (which was used to satisfy withholding tax obligations) and common stock.

(3)	Amounts for Mr. Bryant include the special one-time award of restricted stock and reinvested dividends that vested in September 2016.
Deferred Compensation
The Company’s non-qualified deferred compensation plan (“DCP”) allows all officers, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of any cash incentive award. The earnings rate on deferral amounts is annually determined by the Committee and based on the Company’s weighted average cost of capital. A detailed discussion of the DCP begins on page 58.
Retirement Benefits
Pension Plan and Supplemental Executive Retirement Plan
The Company maintains a funded, tax-qualified, noncontributory defined benefit plan (the “Pension Plan”) for all non-union employees hired or rehired on or before December 31, 2013, including NEOs. Benefits under the Pension Plan are based on each employee’s years of service and the average annual base salary over a specified period.
The Company also has an unfunded Supplemental Executive Retirement Plan (“SERP”) for its executives, including all NEOs. This unfunded plan provides the difference between the amount that would have been payable under the Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Pension Plan. It also provides a slightly higher benefit accrual rate than the Pension Plan. All executives hired or rehired on or before December 31, 2013, including NEOs, are eligible to participate in the SERP.
In 2007, non-union employees of Great Plains Energy and KCP&L, including the NEOs, were given a one-time election to remain in their existing Pension Plan and 401(k) Plan (“Old Retirement Plan”), or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Pension Plan paired with an enhanced benefit under the 401(k) Plan (“Current Retirement Plan”). Mr. Deggendorf elected to remain in the Old Retirement Plan, and Messrs. Bassham and Bryant and Mses. Humphrey and Wright elected to participate in the Current Retirement Plan. Mr. Heidtbrink joined the Company subsequent to 2007 and participates in the Current Retirement Plan.

401(k) Plan
Our 401(k) Plan is offered to all employees as a tax-qualified retirement savings plan.

•
Employees in the Old Retirement Program can contribute up to 40 percent of base pay. After one year of employment, the Company matches 50 percent of the first 6 percent of base pay that is contributed. Employees are fully vested in the Company matching contribution and associated earnings after six (6) years.

•
Employees in the Current Retirement Program can contribute up to 75 percent of base pay, bonus incentive, and overtime pay. The Company matches 100 percent of the first 6 percent of total pay that is contributed. Company contributions vest immediately.

•
Employees hired on or after January 1, 2014 are eligible to participate in the new Retirement Program Plus. In this program, employees can contribute up to 75 percent of base pay, bonus incentive, and overtime pay. The Company matches 100 percent of the first 6 percent of total pay that is contributed and contributes an annual non-elective amount equal to 4 percent of employee base pay. The Company matching contribution vests immediately and the annual non-elective contribution and associated earnings vest after three years of service.

•	Contributions are limited by the tax code.
Other Post-termination Compensation
The Company has entered into change in control agreements with its executive officers, including NEOs, to encourage their continued employment and dedication when an executive may have concerns about their continued employment. The Company believes these agreements and benefits are important recruitment and retention devices. The Company has historically authorized certain agreements with retiring officers to ensure a smooth transition.
Change in Control Severance Agreements
We have change in control agreements with all of our executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in the event of a transaction that would result in a change in control of the Company. These agreements support the objective assessment and execution of potential changes in the Company’s strategy and enhance retention by reducing concerns about employment continuity. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive’s employment must occur to trigger benefits. Generally, the Committee and Board determined the eligibility for potential payments upon change in control, based on comparable practices in the market.
Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2016, is found under the heading “Potential Payments Upon Termination or Change in Control” starting on page 59.
Other Agreements
None of the Company’s executive officers, including the NEOs, have a written employment agreement. However, in March 2017, the Company entered into a letter agreement with Mr. Deggendorf in connection with his resignation as an executive officer of the Company. The agreement provided for the forfeiture of all outstanding performance share awards and the vesting, on a prorated basis, of all outstanding restricted stock awards. Pursuant to the agreement, he also received a prorated payment under the 2016 Annual Incentive Plan.

The Board from time to time has authorized certain severance agreements with retiring or resigning officers to provide for a smooth transition.
Perquisites and Generally Available Employee Benefits
Our NEOs are eligible to receive minimal perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations with which the Company competes for executive talent and are important for retention and recruitment. The NEOs are also eligible for employment benefits that are generally available to all employees, such as vacation and medical and life insurance.
As shown in the Summary Compensation Table on page 48, all NEOs are eligible for participation in comprehensive financial planning services and executive health physicals. On occasion, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. The Company withholds income taxes on the amounts as required.
Committee Consideration of Compensation Program Risk
At the request of the Committee, an analysis of the risks associated with the Company’s compensation programs, including those for executive officers, was performed by management, including the participation of the Vice President-Risk Management and Controller. The conclusions of this analysis, with which the Committee concurred, were that the risks associated with the Company’s compensation programs are not likely to have a material adverse effect on the Company and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:

•	The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business.

•	The performance measures for all incentive compensation programs are directly tied to the Company’s annual and long-term financial results and/or business plans.

•	The maximum amount payable to non-officer employees under our annual incentive plan ranges from approximately nine percent at the lowest level to 30 percent of base salary for senior non-officers.

•	The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.

•	The Company currently does not grant stock options.

•	The Company (for non-officers) and the Committee (for officers) have downward discretion over both cash and equity incentive program payouts.

•	The Company has “clawback” provisions for its officer annual incentive compensation and LTIP performance share awards.

•	Officers are subject to share ownership and retention guidelines.

•
The Board oversees the Company’s enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings and credit position of the Company, which are important aspects of the Company’s incentive compensation plans.

•
The officers’ annual incentive plan and LTIP performance share grants have a “stretch” performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

•	Under the LTIP, any payout is capped at target or 100 percent, if TSR performance is negative even if a greater award is prescribed by the performance share objectives.

Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code generally disallows deduction by publicly held corporations for compensation in excess of $1,000,000 paid to certain of its executives. This limit, however, does not apply to “qualified performance-based compensation” so long as certain requirements are met. Although the Committee considers tax deductibility in making compensation decisions, the Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of the Company and its shareholders. The unrealized tax benefit in 2016, as a result of lost deductions, was $307,465.
COMPENSATION COMMITTEE REPORT
The Compensation and Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation and Development Committee
John J. Sherman, Chair Randall C. Ferguson, Jr. Gary D. Forsee Scott D. Grimes James A. Mitchell Sandra J. Price

EXECUTIVE COMPENSATION
Executive compensation is more fully explained in the section titled “Compensation Discussion and Analysis,” starting on page 26. The following table shows the total salary and other compensation awarded to and earned by our NEOs for services rendered in all capacities to Great Plains Energy, our two public utility subsidiaries, KCP&L and GMO, and all other Great Plains Energy subsidiaries. Unless otherwise indicated, the listed individuals held the same position at Great Plains Energy, KCP&L and GMO.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Mr. Bassham Chairman, President and Chief Executive Officer	2016	800,000		—	2,283,294	1,144,000	352,896	92,192	4,672,382
	2015	685,000		250,000	1,724,694	95,900	204,840	93,024	3,053,458
	2014	658,560		—	1,927,995	301,620	348,416	91,932	3,328,523
Mr. Bryant Senior Vice President - Finance and Strategy and Chief Financial Officer	2016	402,000		—	509,985	344,916	125,999	40,152	1,423,052
	2015	316,957	(6)	78,000	641,599	21,411	32,510	48,914	1,139,391
Mr. Heidtbrink Executive Vice President and Chief Operating Officer- KCP&L and GMO	2016	543,000		—	1,004,512	543,543	242,752	53,553	2,387,360
	2015	503,000		226,000	820,864	49,294	107,944	54,816	1,761,918
	2014	478,590		—	908,158	166,836	323,502	56,364	1,933,450
Ms. Humphrey Senior Vice President- Corporate Services and General Counsel	2016	393,000		—	498,561	337,194	108,233	55,022	1,392,010
	2015	357,000		75,000	399,514	24,990	40,432	41,741	938,677
	2014	346,904		—	451,389	82,910	123,496	52,454	1,057,153
Ms. Wright Vice President-Corporate Planning, Investor Relations and Treasurer	2016	296,000		—	234,700	169,312	136,248	47,317	883,577
Mr. Deggendorf Former Senior Vice President- KCP&L and GMO	2016	314,000		—	331,943	74,837(7)	177,004	44,944	942,728
	2015	314,000		42,000	292,818	21,980	73,095	48,856	792,749
	2014	304,468		—	330,159	66,678	263,763	46,925	1,011,993

(1)	Consistent with the Company’s pay for performance philosophy, in March 2016, each NEO received a one-time discretionary award due to exceptional Company performance in 2015.

(2)
The amounts shown in this column are the aggregate grant date fair values of restricted stock and performance shares granted under our LTIP during each year, computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules.

The amounts shown in this column reflect the value at the grant date of performance share awards based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. The payout of performance share awards can range from 0 percent to 200 percent of the target amount, depending upon performance. The following table shows the aggregate grant date fair value of performance shares for each year for both target and maximum levels of performance.

	Grant date fair value of 2014 performance share awards ($)		Grant date fair value of 2015 performance share awards ($)		Grant date fair value of 2016 performance share awards ($)
Name	Target	Maximum	Target	Maximum	Target	Maximum
Mr. Bassham	1,485,336	2,970,672	1,265,628	2,531,256	1,746,804	3,493,608
Mr. Bryant	171,068	342,136	251,801	503,602	390,144	780,288
Mr. Heidtbrink	699,642	1,399,284	602,366	1,204,732	768,477	1,536,954
Ms. Humphrey	347,749	695,497	293,171	586,342	381,412	762,824
Ms. Wright	172,547	345,094	147,319	294,638	179,540	359,080
Mr. Deggendorf	254,358	508,715	214,880	429,760	253,950	507,900
For further information on these awards, see the Grants of Plan-Based Awards table on page 50 and Outstanding Equity Awards at Fiscal Year-End table on page 52.
(3)    The amounts shown in this column are cash awards earned under our Annual Incentive Plan.
(4)    The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plan, SERP and the above-market earnings on compensation that is deferred on a non-tax qualified basis. Following are the amounts of these items attributable to each NEO for 2016:

	Change in Pension Value ($)	Change in SERP ($)	Above-Market Earnings on Deferred Compensation ($)
Mr. Bassham	72,091	244,494	36,311
Mr. Bryant	56,812	69,187	—
Mr. Heidtbrink	135,248	107,504	—
Ms. Humphrey	53,409	44,547	10,277
Ms. Wright	89,068	45,287	1,893
Mr. Deggendorf	132,718	40,431	3,855
(5)    These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plan; (B) employer match of compensation deferred under our DCP (see an explanation of this item beginning on page 58); (C) health savings account and health and welfare plan benefits; (D) executive financial planning services; (E) parking; (F) spousal travel; (G) matched charitable donations; and (H) executive health physicals. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	Total
Mr. Bassham	15,900	37,854	19,698	16,350	1,260	1,130	—	—	92,192
Mr. Bryant	2,925	—	19,252	15,839	1,260	876	—	—	40,152
Mr. Heidtbrink	15,900	—	18,560	16,083	1,260	—	1,750	—	53,553
Ms. Humphrey	15,900	9,179	13,023	14,895	1,260	765	—	—	55,022
Ms. Wright	15,900	—	19,486	10,671	1,260	—	—	—	47,317
Mr. Deggendorf	6,451	3,000	18,274	15,959	1,260	—	—	—	44,944

(6)
On September 2, 2015, Mr. Bryant became our Senior Vice President-Finance and Strategy and Chief Financial Officer. Effective with his appointment, Mr. Bryant’s salary was increased to $390,000 on a prorated basis.

(7)
Mr. Deggendorf resigned from his executive officer position effective May 5, 2016. Pursuant to the terms of a letter agreement with the Company, Mr. Deggendorf received a prorated number of restricted shares and forfeited all performance share awards. The original grant amounts are reflected above. The terms of the agreement are more fully described under Other Agreements on page 45.

The following table provides additional information with respect to awards under both the non-equity and equity incentive plans. We have omitted from the table the columns titled “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards,” because no options were granted in 2016.
GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Bassham	February 10, 2016(1)	400,000	800,000	1,600,000
	March 1, 2016(2)				27,807	55,613	111,226		1,746,804
	March 1, 2016(3)							18,538	536,490
Mr. Bryant	February 10, 2016(1)	120,600	241,200	482,400
	March 1, 2016(2)				6,211	12,421	24,842		390,144
	March 1, 2016(3)							4,141	119,841
Mr. Heidtbrink	February 10, 2016(1)	190,050	380,100	760,200
	March 1, 2016(2)				12,233	24,466	48,932		768,477
	March 1, 2016(3)							8,156	236,035
Ms. Humphrey	February 10, 2016(1)	117,900	235,800	471,600
	March 1, 2016(2)				6,072	12,143	24,286		381,412
	March 1, 2016(3)							4,048	117,149
Ms. Wright	February 10, 2016(1)	59,200	118,400	236,800
	March 1, 2016(2)				2,858	5,716	11,432		179,540
	March 1, 2016(3)							1,906	55,160
Mr. Deggendorf	February 10, 2016(4)	26,167	52,333	104,666
	March 1, 2016(2)				4,043	8,085	16,170		253,950
	March 1, 2016(3)							2,695	77,993

(1)
Reflects potential payments under our 2016 annual incentive plan, measured at the grant date. The actual amounts earned in 2016 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 48.

(2)
Consists of performance share awards under our LTIP, for the 2016-2018 performance period that vest on March 1, 2019. Performance shares are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the three-year total shareholder return compared to the EEI Index. The awards can range from 0 percent to 200 percent of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $31.41 per share and reflects the target number of shares.

(3)
Consists of time-based restricted stock awards under the LTIP that vest on March 1, 2019. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $28.94 per share.

(4)
Mr. Deggendorf resigned from his executive officer position effective May 5, 2016. Pursuant to the terms of a letter agreement with the Company, Mr. Deggendorf received a prorated number of restricted shares and forfeited all performance share awards. The original grant amounts are reflected above. The terms of the agreement are more fully described under Other Agreements on page 45.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE
Severance Agreements
All of our NEOs have Change in Control Severance Agreements. Please see “Potential Payments Upon Termination or Change in Control,” starting on page 59 for a description of these agreements.
Salary and Other Non-equity Compensation
Base salaries for our NEOs are set by the independent members of our Board, upon the recommendation of our Compensation and Development Committee. The 2016 annual base salary of each NEO is provided on page 37. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans, and our non-qualified deferred compensation plan, and receive certain other perquisites and personal benefits, such as executive financial planning services, subsidized parking, spousal travel, executive physicals, and matched charitable donations.
Discretionary Cash or Stock Awards
From time to time, the Committee may grant a discretionary cash or stock award to a NEO or other officer for special accomplishments or achievements.
Restricted Stock Awards
In February 2016, our Board made an award of time-based restricted stock to each of our NEOs as a component of the equity incentive compensation. These restricted stock awards, dated March 1, 2016, will vest on March 1, 2019. These awards were as follows: Mr. Bassham, 18,538 shares; Mr. Bryant, 4,141 shares; Mr. Heidtbrink, 8,156 shares; Ms. Humphrey, 4,048 shares; Ms. Wright, 1,906 shares; and Mr. Deggendorf, 2,695 shares.
Performance Shares
Performance shares are payable in common stock, cash or a combination of common stock and cash (as determined by the Committee) after the end of the performance period, depending on the achievement of specified measures. The one measure for the 2016-2018 performance share grants is the three-year TSR compared to the EEI Index.
Fifty percent of the target number of performance shares is payable at the threshold level of performance and 200 percent of the target number is payable at the maximum level of performance. There is no payout of performance shares for performance below the threshold. Dividend equivalents will be paid in cash at the end of the period on the number of shares earned.
As discussed in the section titled “Compensation Discussion and Analysis” starting on page 26, for the 2014-2016 performance period, one of the performance share measures is three-year average “FFO to Total Adjusted Debt”. This is a financial measure that is not calculated in accordance with GAAP. This measure is based on Standard & Poor’s methodology of calculating FFO to Total Adjusted Debt as of the time of grant. FFO is calculated by adjusting cash flow from operations (a GAAP measure) to remove all or a portion of the effects of: capitalized interest; changes in receivables, payables, fuel inventories, materials and supplies, accrued taxes and interest, and nuclear decommissioning trust fund investments; a portion of preferred dividends; operating lease payments; post-retirement benefit obligations; purchase capacity payments; asset retirement obligations; and equity-linked debt interest. These adjustments to cash flow from operations resulted in an FFO of $702.2 million, $774.0 million and $832.0 million for 2014, 2015 and 2016, respectively. Total Adjusted Debt is comprised of the ending balance of short-term debt, long-term debt (excluding equity-linked debt), accrued interest expense, operating lease commitments, a portion of purchase capacity commitments, post-retirement benefit and asset retirement obligations, and a portion of preferred stock. Total

Adjusted Debt, as calculated, was approximately $4.7 billion, $4.8 billion and $4.9 billion for 2014, 2015 and 2016, respectively.
Performance against the 2014-2016 performance share measures is discussed starting on page 39.
Annual Incentive Plan
Under the Annual Incentive Plan for 2016, our NEOs were eligible to receive up to 200 percent of a target amount set as a percentage of their respective base salaries. Refer to page 37 of the section titled “Compensation Discussion and Analysis” for a discussion of the 2016 Annual Incentive Plan and performance.
Salary and Bonus in Proportion to Total Compensation
Please see the section titled “Compensation Discussion and Analysis” starting on page 26 for an explanation of the amount of salary, bonus and other compensation elements in proportion to total compensation.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2016. There are no outstanding options.

		Stock Awards
Name		Number of Shares of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)(4)
	Mr. Bassham	116,672	3,190,979	108,216	2,959,708
	Mr. Bryant	27,309	746,901	23,205	634,657
	Mr. Heidtbrink	58,018	1,586,792	49,502	1,353,880
	Ms. Humphrey	27,511	752,426	24,328	665,371
	Ms. Wright	12,349	337,745	11,839	323,797
	Mr. Deggendorf	18,050	493,668	17,016	465,388

(1)	Includes reinvested dividends on restricted stock that carry the same restrictions.

(2)
Reflects the time-based restricted stock grants that were not vested as of December 31, 2016. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2016. Also included are the 2014-2016 performance share awards, which, as of December 31, 2016, were earned, but had not yet vested

Name		Grant Date	Vesting Date	Number of Shares That Have Not Vested
	Mr. Bassham	March 3, 2014(a)	March 3, 2017	51,610
		March 3, 2014	March 3, 2017	19,041
		March 2, 2015	March 2, 2018	18,722
		March 1, 2016	March 1, 2019	19,071
		March 15, 2016	March 15, 2017	8,228
	Mr. Bryant	March 3, 2014(a)	March 3, 2017	5,944
		March 3, 2014	March 3, 2017	2,194
		March 2, 2015	March 2, 2018	2,134
		September 2, 2015	March 2, 2018	1,673
		September 2, 2015	September 5, 2017	4,268
		September 2, 2015	September 4, 2018	4,268
		March 1, 2016	March 1, 2019	4,260
		March 15, 2016	March 15, 2017	2,568
	Mr. Heidtbrink	March 3, 2014(a)	March 3, 2017	24,310
		March 3, 2014	March 3, 2017	8,969
		March 2, 2015	March 2, 2018	8,911
		March 1, 2016	March 1, 2019	8,390
		March 15, 2016	March 15, 2017	7,438
	Ms. Humphrey	March 3, 2014(a)	March 3, 2017	12,083
		March 3, 2014	March 3, 2017	4,458
		March 2, 2015	March 2, 2018	4,337
		March 1, 2016	March 1, 2019	4,164
		March 15, 2016	March 15, 2017	2,469
	Ms. Wright	March 3, 2014(a)	March 3, 2017	5,705
		March 3, 2014	March 3, 2017	2,105
		September 2, 2014(a)	March 3, 2017	292
		September 2, 2014	March 3, 2017	107
		March 2, 2015	March 2, 2018	2,179
		March 1, 2016	March 1, 2019	1,961
	Mr. Deggendorf(b)	March 3, 2014(a)	March 3, 2017	8,838
		March 3, 2014	March 3, 2017	3,261
		March 2, 2015	March 2, 2018	3,179
		March 1, 2016	March 1, 2019	2,772

(a)	Represents the 2014-2016 performance share awards, which as of December 31, 2016, were earned but not yet vested.
(b)
In March 2017, the Company entered into a letter agreement with Mr. Deggendorf in connection with his resignation as an executive officer of the Company. The agreement provided for the forfeiture of all outstanding performance share awards and the vesting, on a prorated basis, of all outstanding restricted stock awards. The original grant amounts (including reinvested dividend shares) are reflected above. The terms of the agreement are more fully described under Other Agreements on page 45.

(3)    The value of the shares is calculated by multiplying the number of shares by the closing market price ($27.35) as of December 30, 2016.

(4)
Reflects the performance share awards, at target, that were outstanding as of December 31, 2016. The value of the shares is calculated by multiplying the number of shares by the closing market price ($27.35) on December 30, 2016. The following table provides, by performance period for each NEO, the number of performance shares for each of the outstanding grants as of December 31, 2016.

Name		Performance Period	Number of Shares(a)
	Mr. Bassham	2015-2017	52,603
		2016-2018	55,613
	Mr. Bryant	2015-2017	5,995
		2015-2017	4,789
		2016-2018	12,421
	Mr. Heidtbrink	2015-2017	25,036
		2016-2018	24,466
	Ms. Humphrey	2015-2017	12,185
		2016-2018	12,143
	Ms. Wright	2015-2017	6,123
		2016-2018	5,716
	Mr. Deggendorf(b)	2015-2017	8,931
		2016-2018	8,085

(a)	The number of shares actually earned for each applicable performance period is determined shortly following the end of the performance period based on achievement of the performance objectives.
(b)
In March 2017, the Company entered into a letter agreement with Mr. Deggendorf in connection with his resignation as an executive officer of the Company. The agreement provided for the forfeiture of all outstanding performance share awards and the vesting, on a prorated basis, of all outstanding restricted stock awards. The original grant amounts are reflected above. The terms of the agreement are more fully described under Other Agreements on page 45.

OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the vesting of stock awards held by each of the NEOs during 2016. We have omitted the “Option Awards” columns from the following table, because our NEOs do not have options.

Name		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
	Mr. Bassham	105,039	3,401,936
	Mr. Bryant	13,428	414,026
	Mr. Heidtbrink	50,232	1,626,880
	Ms. Humphrey	20,682	669,835
	Ms. Wright	9,308	301,461
	Mr. Deggendorf	18,097	586,115

(1)
Awards of time-based restricted stock, plus reinvested dividends, vested on March 7, 2016 and September 2, 2016. Shares earned on reinvested dividends on time-based restricted stock that had previously vested, vested on March 21, 2016 and September 20, 2016. Common stock was paid on March 7, 2016, on performance shares earned for the 2013-2015 performance period. The following table provides detail for each of these vesting and payment events.

		Vesting or Payment Date	Restricted Stock Vesting	Reinvested Dividends Vesting	Stock Paid on Performance Shares	Value on Vesting or Payment Date(2)($)
	Mr. Bassham	March 7, 2016	18,700	2,016		624,173
		March 7, 2016			84,150	2,772,322
		March 21, 2016		173		5,441
	Mr. Bryant	March 7, 2016	1,616	174		53,933
		March 7, 2016			7,269	239,477
		March 21, 2016		15		472
		September 2, 2016	4,198	114		119,011
		September 20, 2016		42		1,133
	Mr. Heidtbrink	March 7, 2016	8,943	964		298,498
		March 7, 2016			40,242	1,325,772
		March 21, 2016		83		2,610
	Ms. Humphrey	March 7, 2016	3,682	397		122,900
		March 7, 2016			16,569	545,866
		March 21, 2016		34		1,069
	Ms. Wright	March 7, 2016	1,657	179		55,319
		March 7, 2016			7,457	245,670
		March 21, 2016		15		472
	Mr. Deggendorf(3)	March 7, 2016	3,222	347		107,534
		March 7, 2016			14,498	477,637
		March 21, 2016		30		944

(2)
Value is based on the closing stock price on the day of vesting or payment. At the time of payment, dividend equivalents were paid in cash to Mr. Bassham ($236,882), Mr. Bryant ($20,462), Mr. Heidtbrink ($113,281), Ms. Humphrey ($46,642), Ms. Wright ($20,991), and Mr. Deggendorf ($40,812). The following table provides the applicable stock price.

	Vesting or Payment Date	Stock Price ($)
	March 7, 2016	30.13
	March 21, 2016	31.45
	September 2, 2016	27.60
	September 20, 2016	26.98

(3)
In March 2017, the Company entered into a letter agreement with Mr. Deggendorf in connection with his resignation as an executive officer of the Company. The agreement provided for the forfeiture of all outstanding performance share awards and the vesting, on a prorated basis, of all outstanding restricted stock awards. The original grant amounts are reflected above. The terms of the agreement are more fully described under Other Agreements on page 45.

PENSION BENEFITS
In the following table, the present value of the accumulated benefits under the Pension Plan and SERP with respect to each of the NEOs is based on the following assumptions: retirement at the later of the age of such officer as of December 31, 2016, or age 62 (for Old Retirement Plan participants, the earlier of age 62 or when the sum of age and years of service equal 85); full vesting of accumulated benefits; a discount rate of 4.30 percent for the Pension Plan and 4.40 percent for the SERP: and use of the Pension Protection Act mortality and lump sum interest rate tables.

Name		Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	Mr. Bassham	Management Pension Plan	11.0	426,065	—
		Supplemental Executive Retirement Plan	11.0	947,133	—
	Mr. Bryant	Management Pension Plan	13.0	262,209	—
		Supplemental Executive Retirement Plan	13.0	152,290	—
	Mr. Heidtbrink(1)	Management Pension Plan	8.0	991,193	—
		Supplemental Executive Retirement Plan	8.0	421,784	—
	Ms. Humphrey	Management Pension Plan	9.9	249,957	—
		Supplemental Executive Retirement Plan	9.9	172,710	—
	Ms. Wright	Management Pension Plan	15.2	521,054	—
		Supplemental Executive Retirement Plan	15.2	189,208	—
	Mr. Deggendorf(2)	Management Pension Plan	14.5	787,859	—
		Supplemental Executive Retirement Plan	14.0	389,537	—

(1)
Mr. Heidtbrink was a GMO employee prior to its acquisition by Great Plains Energy in 2008. Mr. Heidtbrink ceased accruing benefits under the GMO pension plan as of the acquisition date, and started accruing benefits under the Pension Plan and SERP. The years of credited service shown for him reflect service under these latter plans; however, the present value of accumulated benefits shown for the management pension plan reflects both his frozen GMO pension plan benefit and his Pension Plan benefit.

(2)
Mr. Deggendorf was previously a GMO employee, but had left its employ prior to its acquisition by Great Plains Energy in 2008. Mr. Deggendorf ceased accruing benefits under the GMO pension plan as of his separation from GMO, and once he became an officer of Great Plains Energy, began accruing benefits under the management Pension Plan and SERP. The years of credited service shown for him reflect service under these latter plans; however, the present value of accumulated benefits shown for the management Pension Plan reflects both his frozen GMO pension plan benefit and his Great Plains Energy management Pension Plan benefit. Mr. Deggendorf resigned from his executive officer position effective May 5, 2016, and is no longer eligible for benefits under the SERP.

Our NEOs participate in the Pension Plan and the SERP. In 2007, our non-union employees were given a one-time election to remain under the existing terms of the Pension Plan (the “Old Retirement Plan”), or to elect a new retirement program (the “Current Retirement Plan”) that included a slightly reduced benefit accrual formula under the Pension Plan (as well as a correspondingly reduced benefit accrual formula under the SERP for employees who participate in the SERP). Mr. Deggendorf elected to remain under the Old Retirement Plan; Messrs. Bassham and Bryant and Mses. Humphrey and Wright elected the Current Retirement Plan. Mr. Heidtbrink joined the Company subsequent to 2007, and was automatically enrolled in the Current Retirement Plan. We note the differences between the Old Retirement Plan and the Current Retirement Plan below.
Pension Plan
The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan for non-union employees hired or rehired on or before December 31, 2013. Benefits under the Pension Plan are based on the employee’s years of service and the average annual base salary over a specified period. Employees who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the “Rule of 85”), are entitled under the Pension Plan to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50 percent of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67 percent per year, capped at 30 years of service. The 50 percent single life annuity will be proportionately reduced if years of credited service are less than 30. Employees may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Employees may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by three percent for each year that commencement precedes age 62. Employees may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Employees also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan.
Employees, such as Messrs. Bassham and Bryant and Mses. Humphrey and Wright, who elected the Current Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Mr. Heidtbrink has benefits only under the Current Retirement Plan. Participants in the Current Retirement Plan earn a benefit equal to 1.25 percent of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Employees under the Current Retirement Plan may begin receiving their retirement benefit at age 55, but with a five percent per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the five percent per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the Current Retirement Plan may receive only their pre-2008 accrued benefits in a lump sum; post-2007 benefits must be taken in the form of one of the annuities described in the preceding paragraph.
SERP
The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan. For participants under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant’s benefits under the Pension Plan. Participants under the Current Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). All of our NEOs have elected to receive their benefits in a lump sum upon separation from service. For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

NONQUALIFIED DEFERRED COMPENSATION

Name		Executive Contribution in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE(4) ($)
	Mr. Bassham	100,000	37,854	61,503	—	939,345
	Mr. Bryant	—	—	—	—	—
	Mr. Heidtbrink	—	—	—	—	—
	Ms. Humphrey	87,623	9,179	17,410	67,196	315,838
	Mr. Wright	3,000	—	3,206	—	49,479
	Mr. Deggendorf	118,709	3,000	6,531	170,665	148,227

(1)
The entire amount shown for each NEO is included in the 2016 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table on page 48. To provide consistency with the Summary Compensation Table, this table shows deferrals of compensation earned in 2016 (whether paid in 2016 or 2017). The amounts of 2016 salary deferred are: Mr. Bassham, $100,000; Ms. Humphrey, $47,160; and Mr. Deggendorf, $100,000. The amounts of 2016 deferred non-equity incentive award compensation are: Ms. Humphrey $40,463; Ms. Wright, $3,000; and Mr. Deggendorf, $18,709.

(2)	The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the “All Other Compensation” column in the Summary Compensation Table.
(3)
Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Bassham, $36,311; Ms. Humphrey, $10,277; Ms. Wright, $1,893; and Mr. Deggendorf, $3,855.

(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Tables for previous years: Mr. Bassham, $ 113,595 (2015) and $105,050 (2014); Ms. Humphrey, $66,310 (2015) and $79,275 (2014); Mr. Deggendorf, $101,974 (2015) and $85,651(2014).

Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. There are different deferral provisions for those participants, such as Mr. Deggendorf, who are under the Old Retirement Plan, and for those participants, such as Messrs. Bassham and Mses. Humphrey and Wright, who are under the Current Retirement Plan. Old Retirement Plan participants may defer up to 50 percent of base salary and 100 percent of awards under cash incentive plans. The DCP provides for a matching contribution in an amount equal to 50 percent of the first 6 percent of the base salary deferred by Old Retirement Plan participants, reduced by the amount of the matching contribution made for the year to the participant’s account under our 401(k) Plan, as described in the section titled “Compensation Discussion and Analysis” starting on page 26. For Current Retirement Plan participants, the DCP provides for a matching contribution in an amount equal to 100 percent of the first 6 percent of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s account under the 401(k) Plan. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and is based on the Company’s weighted average cost of capital. The rate was set at 7.4 percent for 2016. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are to be paid to them: either at a specified date or upon separation from service. For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our NEOs are eligible to receive payments in connection with termination of their employment, as explained in this section.
Payments under Change in Control Severance Agreements
We have Change in Control Severance Agreements (“Change in Control Agreements”) with each of our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a “Change in Control” or within a “protected period.” Generally, a “Change in Control” occurs if:

•	any person (as defined by SEC regulations) becomes the beneficial owner of at least 35 percent of our outstanding shares of common stock or of the combined voting power of our outstanding securities;

•	a change occurs in the majority of our Board;

•	a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60 percent of the voting power of the surviving entity); or

•
a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60 percent of the voting power after such disposition or sale).

A “protected period” starts when:

•	we enter into an agreement that, if consummated, would result in a Change in Control;

•	we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

•	any person (as defined by SEC regulations) becomes the beneficial owner of 10 percent or more of our outstanding voting securities; or

•	our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change in Control.
The protected period ends when the Change in Control transaction is consummated, abandoned or terminated.
The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. We believe these change in control arrangements effectively create incentives for our executive team to build shareholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which are a significant component of each executive’s compensation. These agreements are designed to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment following the transaction could be uncertain. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.
Our change in control arrangements are “double trigger,” meaning that acceleration of vesting is not awarded upon a change in control, unless the NEO’s employment is terminated by the Company involuntarily, other than for “Cause” or by such NEO for “Good Reason” (each of which are generally explained below)

within two years of a Change in Control or protected period. We believe this structure provides a balance between the incentives and the executive hiring and retention considerations described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.
The benefits under the Change in Control Agreements depend on the circumstances of termination. The benefits are greater if the employee is not terminated for “Cause,” or if the employee terminates employment for “Good Reason.” “Cause” includes:

•	a material misappropriation of any funds, confidential information or property;

•	the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);

•	willful damage, willful misrepresentation, willful dishonesty or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or

•	gross negligence or willful misconduct in performance of the employee’s duties (after written notice and a reasonable period to remedy the occurrence).
An employee has “Good Reason” to terminate employment if:

•
there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period”;

•	there is any reduction in annual base salary after the start of the “protected period” (unless such reduction is in connection with a company-wide reduction);

•	there is any reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period”;

•	the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period”; or

•	the Company fails to require any successor to all or substantially all of the Company’s business or assets to assume expressly and agree to perform under the Change in Control Agreements.
Our Change in Control Agreements also have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee’s employment, and six months after, is in direct competition with the business of the Company or its affiliates within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).
Change in Control with Termination of Employment
The following table sets forth our payment obligations under the Change in Control Agreements, existing awards of restricted stock and performance shares, SERP and DCP under the circumstances specified upon a termination of employment for our NEOs, except for Mr. Deggendorf. The amounts shown in the table are based on the following assumptions: (i) that the termination took place on December 31, 2016 and (ii) that the NEO was paid for all salary earned through the date of termination. Please refer to the “Pension Benefits” section for information regarding benefits available under the Pension Plan.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Heidtbrink ($)	Ms. Humphrey ($)	Ms. Wright ($)
Two Times Salary(1)	1,600,000	804,000	1,086,000	786,000	592,000
Two Times Bonus(2)	786,170	148,734	443,454	253,818	173,818
Annual Bonus(3)	1,144,000	344,916	543,543	337,194	173,818
DCP payment(4)	974,820	—	—	327,145	51,302
SERP payment(5)	1,269,627	128,602	551,775	148,164	168,646
Additional Retirement Benefits(6)	592,479	378,532	521,888	380,568	248,617
Performance Share Awards Vesting(7)	4,693,264	850,439	2,169,135	1,070,033	524,462
Restricted Stock Vesting(8)	1,779,446	584,333	921,914	421,956	173,727
Health and Welfare(9)	56,700	55,622	54,156	55,596	49,399
Accrued Vacation Payout	61,538	30,923	52,212	30,231	22,769
Tax Gross-Up(10)	2,787,207	972,608	1,616,178	1,012,598	—
Total	15,745,251	4,298,709	7,960,255	4,823,303	2,178,558

(1)	The NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.

(2)	The NEOs receive two times their average annualized annual incentive compensation awards.

(3)
The Change in Control Agreements provide for a bonus at least equal to the average annualized incentive awards paid to the NEO during the last five fiscal years of the Company (or the number of years the NEO worked for the Company) immediately before the fiscal year in which the Change in Control occurs, prorated for the number of days employed in the year in which the Change in Control occurred. As the NEOs would have been eligible to receive the full amount of the 2016 annual incentive plan payments, which, except for Ms. Wright, are greater than the average annualized incentive award amounts, the annual bonus payment equals the 2016 annual incentive plan payments.

(4)
Because the NEOs are “specified employees” under Internal Revenue Code Section 409A, payments triggered by a separation from service are delayed to the first business day of the seventh month after the month in which separation from service occurs. Thus, the amounts shown for them reflect their DCP account balances as of December 31, 2016, plus interest on the balances to the July 1, 2017 payment date for those portions to be paid as of the date of separation from service. Messrs. Bryant and Heidtbrink had no deferred compensation as of December 31, 2016.

(5)
All of our NEOs included in this table have elected to have their SERP benefits paid in a lump sum upon separation from service. The amounts shown on this line reflect the benefits payable under the SERP as of a July 1, 2017 payment date, reflecting the required Section 409A delay; the additional benefit arising from additional years of service credited upon a Change in Control is provided on the next line.

(6)
The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change in Control. The NEOs are credited for two additional years of service. These benefits are paid through our SERP.

(7)
In the event of a “change in control” (which is consistent with the definition of a Change in Control in the Change in Control Agreements) and termination of employment without Cause or for Good Reason, our LTIP provides that all performance share grants are deemed to have been fully earned. The amounts shown for each person reflect the aggregate target number of performance shares, valued at the $27.35 closing price of our stock on December 30, 2016, plus accrued cash dividends.

(8)
In the event of a Change in Control and termination of employment without Cause or for Good Reason, our LTIP provides that all restrictions on restricted stock grants are removed. The amounts shown for each person reflect the aggregate number of restricted stock grants outstanding as of December 31, 2016, plus reinvested dividends carrying the same restrictions, valued at the $27.35 closing price of our stock on December 30, 2016.

(9)
The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on our current premiums for medical coverage and indicative premiums for private insurance coverage for the individuals, as well as $16,270 payable for financial services for one year for Messrs. Bassham, Bryant and Heidtbrink and Ms. Humphrey and $10,335 for Ms. Wright.

(10)
Because these officers’ Change in Control Agreements were entered into before August 2013, they provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (“Section 280G gross-up payments”). We have calculated these payments based on the estimated payments discussed above. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services.

Retirement
Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, and the SERP and DCP benefits discussed above, among other benefits. Please refer to the “Pension Benefits” section starting on page 55 for information regarding benefits available under the Pension Plan.
Performance share and restricted stock awards are forfeited upon retirement, unless the Board took other action in its sole discretion. Retirees are eligible for a prorated portion of annual incentive plan awards. There would have been no proration for a December 31, 2016 retirement, and the amounts of the 2016 awards are set out in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 48.
Death or Disability
In the event of death or disability, the NEO or their beneficiary would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the “Pension Benefits” section starting on page 55 for information regarding benefits available under the Pension Plan. In addition, the outstanding performance share, restricted stock and annual incentive plan awards would have been payable as described in the “Retirement” section above. We also currently provide a survivor benefit to the beneficiaries of all active and retired employees, payable upon the employee’s death. The survivor benefit is $10,000 for active employees and $5,000 for retired employees.
Resignation or Termination
In the event of resignation or termination, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the “Pension Benefits” section for information regarding benefits available under the Pension Plan. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would have terminated, unless the Board took other action in its sole discretion.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 2 on the Proxy Card
The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investors’ views of the Company’s executive compensation program. As a result, and in accordance with SEC rules, we annually provide shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs, as described in the “Executive Compensation” section starting on page 48 of this proxy statement. Although the vote is advisory and non-binding on the Company, we value the opinions of our shareholders and the Committee intends to consider this vote when making future compensation decisions.
As discussed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which we urge you to review carefully, our compensation principles and programs are designed to attract, motivate and retain key executives, who are crucial to achieving the Company’s business objectives and maximizing shareholder value. Based on last year’s say-on-pay proposal, which was approved by approximately 96 percent of the shareholders voting on the matter, we believe that our shareholders agree that the Company’s compensation programs are reasonable and appropriate.
We believe our 2016 executive compensation decisions demonstrate our commitment to paying for performance and are supplemented by sound compensation policies and practices, including:

•
Committee Structure. The Committee is solely comprised of independent directors, and the Committee retains an independent compensation consultant, Mercer, to regularly review and evaluate our compensation program.

•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers. Our Chief Executive Officer is expected to hold a level of at least five times base salary. Other executive officers, including the NEOs, are expected to hold either two or three times their base salaries.

•
Clawback Policy. We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company’s financial statements for a period of up to three years.

•	Risk Assessment of Compensation Plans. We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

•
Change in Control Benefit Triggers. Our Change in Control Severance Agreements have a “double trigger” and require both a change in control and termination of employment prior to the payment of severance benefits, if any.

•	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.

•	No Dividend Payments for Unvested Performance Shares. Dividends are not paid on unvested performance shares, unless and until such shares vest.

•	Modest Perquisites. We provide modest perquisites that we believe provide a sound benefit to the Company.

•
Alignment with Shareholder Interests. A significant portion of each executive’s compensation is in the form of equity in an effort to align the economic interests of our executive officers with our shareholders.

The Board strongly endorses our compensation program and recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the Executive Compensation section, the compensation tables, related footnotes and narrative discussion of this proxy statement.”
The Board of Directors unanimously recommends a vote FOR this proposal.
The Company currently holds non-binding advisory votes to approve the compensation of the Company’s NEOs annually; therefore, the Company intends to hold the next non-binding advisory vote to approve the compensation of the Company’s NEOs at the Company’s 2018 Annual Meeting of Shareholders.
ADVISORY VOTE ON THE FREQUENCY OF THE
VOTE ON EXECUTIVE COMPENSATION
Item 3 on the Proxy Card
Under SEC rules and regulations, shareholders have an opportunity to vote, on a non-binding, advisory basis on whether the frequency of the advisory vote on our executive compensation should occur every one, two, or three years. This frequency vote must occur at least once every six years. When this vote was first held at the Company’s 2011 Annual Meeting, more that 85% of the shares voted were cast in support of an annual vote.
After careful consideration, the Board of Directors believes that an advisory vote that occurs every year is the best alternative for the Company and its shareholders, and therefore recommends that you vote for a one-year interval.
The Board believes that providing our shareholders with an annual opportunity to provide their views on executive compensation is consistent with good governance principles. We believe that the one-year interval provides regular accountability and communication between the Company and our shareholders, and most directly corresponds with the executive compensation information presented to our Board and Compensation and Development Committee. We value the opinions of our shareholders and plan to consider this vote when deciding the frequency of future advisory votes on executive compensation. We may decide that it is in the best interest of our shareholders and the Company to hold the advisory vote on executive compensation more or less frequently than the frequency receiving the most votes.
The Board is asking shareholders to indicate their preference among the choices on the frequency of future advisory votes on the compensation of the Company’s named executive officers.
The Board of Directors unanimously recommends an advisory vote on executive compensation every ONE year.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Item 4 on the Proxy Card
Deloitte & Touche has acted as our independent registered public accounting firm since 2002, and has been appointed by the Audit Committee to audit our financial statements for 2017, subject to ratification by the shareholders of the Company. Representatives from Deloitte & Touche are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.
The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche is not ratified, the Audit Committee will reconsider the selection of the independent registered public accounting firm.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Company provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.
Fees paid to Deloitte & Touche
The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2016 and 2015, and for other services rendered during 2016 and 2015 on behalf of the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2016	2015
Audit Fees	$2,316,425	$1,968,375
Audit-Related Fees	42,000	40,000
Tax Fees	223,818	29,891
All Other Fees	4,395	13,907
Total Fees:	$2,586,638	$2,052,173

Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards.
Tax Fees: Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.
All Other Fees: Consist of fees for all other services other than those described above.
The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for 2017.
SHAREHOLDER PROPOSAL
Item 5 on the Proxy Card
Shareholder Proposal
The proponents of the shareholder proposal described below notified the Company of their intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponents and the number of shares the proponents hold will be furnished by the Corporate Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponents.

WHEREAS:

•
The future financial stability of Great Plains depends upon it being prepared to adapt to changing national energy trends and the specific renewable energy needs of its customers and investors. (Opinion)

•	In May 2014, Barclays downgraded bonds for the entire U.S. electric utility sector due to risk of rapidly improving solar power and energy storage technologies. (Barclays)[1]

•
In a recent analysis, Deutsche Bank predicts total solar photovoltaic (PV) power costs will reach parity with average electricity prices (grid parity) in 36 U.S. states as soon as 2017. (Deutsche Bank)[2]

•	43 percent of Fortune 500 and 60 percent of Fortune 100 companies have set renewable energy, energy efficiency, and/or greenhouse gas reduction targets. (CERES)[3]

•	The country’s 25 largest corporate solar buyers, including Walmart, Kohl’s, Apple, IKEA, and Costco, have deployed over 445 MW of solar. (CERES)[4]

•
94 percent of electric power industry representatives surveyed by Pricewaterhouse-Coopers expect that the electric utility business model will be either completely transformed or significantly changed between today (2013) and 2030. (Pricewaterhouse-Coopers)[5]

•
A November 2014 Moody’s report indicated that “a proactive regulatory response to distributed generation is credit positive as it gives utilities improved rate designs and helps in the long-term planning for their infrastructure.” (Moody’s)[6]

•
The U.S. EPA recently released its final Clean Power Plan that will require states to achieve 32% GHG reductions on average nationwide (from 2005 levels), listing renewable energy and energy efficiency as a key pillars of the plan. (EPA, CPP)

Other profitable utilities have announced strong commitments to sifting to renewable energy, including MidAmerican Energy’s commitment to 100% renewable energy supplied by wind power. (MidAmerican Energy News)7

•
Divestment from financial investments in fossil fuel companies’ shares has become a concern for corporations, faith-based groups, foundations, government organizations, and university endowment funds across the world, leading to 612 institutions divesting their investment portfolios from funds connected with fossil fuel companies totaling roughly $3.4 trillion in divestment so far. (Go Fossil Free) [8]

1 http://www.businessinsider.com/barclays-downgrades-utilities-on-solar-threat-2014-5
2 https://www.db.com/cr/en/concrete-deutsche-bank-report-solar-grid-parity-in-a-low-oil-price-era.htm
3 https://www.ceres.org/resources/reports/power-forward-2.0-how-american-companies-are-setting-clean-energy-targets-and-capturing-greater-business-value
4 https://www.ceres.org/resources/reports/power-forward-2.0-how-american-companies-are-setting-clean-energy-targets-and-capturing-greater-business-value
5 https://www.pwc.com/ua/en/industry/energy-and-utilities/assets/pwc-global-survey-new.pdf
6 https://www.platts.com/latest-news/electric-power/washington/electric-utility-death-spiral-in-us-is-premature-21516803
7 https://www.midamericanenergy.com/news-article.aspx?story=777
8 http://gofossilfree.org/commitments/

•
The divestment movement both nationally and abroad not only calls for divestment from fossil fuel companies, but investment in publicly-traded companies working on deployment of renewable technologies and other solutions to climate change (Divest Invest)[9]

THEREFORE BE IT RESOLVED: Shareholders request that Great Plains prepare a report by September 01 2017, omitting proprietary information, through an independent firm, and at a reasonable cost, analyzing the profit potential for shareholders of Great Plains supplying 25%, 50%, 75%, and 100% of the power sold to its customers from Renewable Energy by 2040.
Opposing Statement
The Board of Directors recommends a vote AGAINST the shareholder proposal.
We are committed to environmental stewardship as part of our overall commitment to serving customers by providing reliable power at a reasonable cost. Selecting the appropriate mix of generation resources requires the balancing of operational and fiscal decisions under rapidly shifting market and regulatory conditions. While the Company is moving to a more balanced, cleaner generation portfolio, the Board and management make these decisions on behalf of all of the Company’s stakeholders and believe that it would not be prudent to expend corporate resources analyzing a course of action that is narrowly focused on one attribute and is undoubtedly an uneconomic choice for its customers. Therefore, the Board has concluded that the proposal is not in the best interest of the Company and our shareholders and urges you to vote AGAINST the shareholder proposal.
For many years, the Company has employed a very robust long-term resource planning process that evaluates the best course of action in reliably meeting customer energy needs in the future while meeting current and future potential environmental regulations. All major resource planning decisions such as coal plant retirements, additional environmental control equipment investments and renewable energy investments are thoroughly evaluated under a wide range of future scenarios. This process is undertaken on an annual basis, reflecting the ever changing nature of environmental regulation and advancements in renewable energy technologies.
This shareholder proposal would require the Company to evaluate a long-term course of action that, given the current state of renewable technology, would result in a significantly higher cost plan for customers. Pursuing a long-term plan that results in higher than reasonable customer costs would subject the Company to cost disallowances which would damage the financial position of the Company. As such, it would not be a prudent use of Company resources to evaluate this course of action.
The Company has and will continue to be a leader in environmental sustainability. For more than a decade, the Company has worked diligently to diversify its supply portfolio and reduce its reliance on fossil-based generation. As a result of the Company’s robust resource planning process, on January 20, 2015, the Company announced that during the 2016-2021 time period, certain units at three of its smaller, older generating stations will cease burning coal totaling 700 megawatts of coal-fired generation. This decision demonstrates the Company’s commitment to a sustainable energy future and balanced generation portfolio. After evaluating options for future environmental regulation compliance, ceasing coal use at these plants was the most cost effective and a cleaner option for our shareholders and customers. Additionally, since 2006, the Company has added significant amounts of renewable generation to its supply portfolio. The Company currently has well over 1,000 MW of wind generation in its supply portfolio and is in the process of adding an additional 300 MW of wind generation. Once this facility is in place, the Company will have over 1,400 MW of renewable energy resources, including wind, hydro, solar, and landfill gas generation dedicated to serving our customers. When combined with nuclear generation from Wolf Creek, the Company’s
9 http://divestinvest.org/

annual energy generation from non-emitting resources represents approximately 44 percent of the Company’s retail electric sales.
In addition, in 2015, the Company announced its decision to build a network of more than 1,000 electric vehicle charging stations across the region, the first and largest electric vehicle charging station installation by an electric utility in the United States. These charging stations are capable of supporting more than 10,000 electric vehicles and are part of the Company’s larger plan for environmental sustainability. The Company has also made a commitment to dedicate five percent of its annual vehicle purchases to Plugin Electric Vehicle technology. This commitment is part of a nationwide effort led by Edison Electric Institute and the chief executive officers of investor-owned utilities.
As a result of the aforementioned initiatives, the Company has one of the largest renewable energy and largest per capita energy efficiency portfolios of any investor-owned utility in Missouri or Kansas.
Requiring the Company to undertake an evaluation of unrealistic, high-cost long-term plans that would not balance the interest of customers and shareholders would be an inefficient use of Company resources and is not in the best interest of the Company or our shareholders. Furthermore, the Company’s commitment and track record to a diversified, cost effective and environmentally responsible supply portfolio that meets or exceeds current and future projected environmental regulations renders the adoption of the shareholder proposal unnecessary.
Vote Required for Approval
The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the shareholder proposal. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
The Board of Directors recommends a vote AGAINST the shareholder proposal.

SHAREHOLDER PROPOSAL
Item 6 on the Proxy Card
Shareholder Proposal
The proponents of the shareholder proposal described below notified the Company of their intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponents and the number of shares the proponents hold will be furnished by the Corporate Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponents.
RESOLVED: The shareholders of Great Plains Energy Inc., (“Great Plains”) hereby request that the Company prepare and periodically update a report, to be presented to the pertinent board of directors committee and posted on the Company’s website, which discloses monetary and non-monetary expenditures that Great Plains makes on political activities, including:

•
expenditures that Great Plains cannot deduct as an “ordinary and necessary” business expense under section 162(e) of the Internal Revenue Code (the “Code”) because they are incurred in connection with (a) influencing legislation; (b) participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and (c) attempting to influence the general public, or segments thereof, with respect to elections, legislative matters, or referenda;

•	contributions to, or expenditures in support of or opposition to political candidates, political parties, and political committees;

•
dues, contributions or other payments made to tax-exempt “social welfare” organizations and “political committees” operating under sections 501(c)(4) and 527 of the Code, respectively, and to tax-exempt entities that write model legislation and operate under section 501(c)(3) of the Code; and

•
the portion of dues or other payments made to a tax-exempt entity such as a trade association that is used for an expenditure or contribution and that would not be deductible under section 162(e) of the Code if made directly by the Company.

The report shall identify all recipients and the amount paid to each recipient from Company funds.
Supporting statement
As long-term shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is consistent with public policy and in the best interest of Great Plains and its shareholders. Indeed, the Supreme Court’s 2010 Citizens United decision - which liberalized rules for corporate participation in election-related activities - recognized the importance of disclosure to shareholders, saying: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”
In our view, in the absence of a system of transparency and accountability, company assets could be used for policy objectives that may be inimical to the long-term interests of, and may pose risks to, Great Plains and its shareholders. Although the Supreme Court cited the importance of disclosure, companies may anonymously channel significant amounts of money into the political process through trade associations and non-profit groups that need not disclose contributions. Such payments can dwarf the contributions that must be publicly reported.
Great Plains currently lags numerous utility companies that publicly disclose political spending, including AES Corporation, AGL Resources, American Electric Power, Consolidated Edison, Dominion Resources, Edison International, Entergy, Exelon, and PPL Corporation.
Given the vagaries of the political process and the uncertainty that political spending will produce any return for shareholders, we believe that companies should be fully transparent by disclosing how they spend shareholder money in this area.
Opposing Statement
The Board of Directors recommends a vote AGAINST the shareholder proposal.
We are committed to being a good corporate citizen in the communities in which we serve. Consistent with this commitment, we support and encourage our employees to actively engage in community and civic activities. We also encourage employees to participate in the political process as private citizens should they desire to do so. Our commitment to corporate citizenship is set forth in our Code of Ethical Business Conduct under a section entitled “Political Contributions” and is available on our website at: www.greatplainsenergy.com/codeconduct.pdf.
Our wholly-owned subsidiary, KCP&L, is affiliated with the KCP&L PowerPAC (“PowerPAC”), a non-profit entity that solicits voluntary contributions from eligible administrative and management employees in compliance with federal election laws. PowerPAC contributes to the campaigns of federal and state candidates, where permissible, and files required reports with the Federal Election Commission and various state and local election commissions. These reports are publicly available. Reports filed with the Federal

Election Commission are available at www.fec.gov. Our corporate political activities are conducted under the oversight of the Governance Committee of the Board.
We participate in trade and industry associations to benchmark best practices and share knowledge. While some of these trade organizations may engage in legislative or other political activity, we do not necessarily support all of their political goals. Because these associations operate independently of their members, disclosure of our dues paid to them would not provide our shareholders with greater understanding of our business strategies, sustainability initiatives or values. In addition, most if not all of the trade or industry associations to which we belong or contribute maintain publicly accessible websites containing business purpose and policy information. Furthermore, compiling information regarding every trade association to which any of our business units may have paid dues would be unreasonably burdensome and an inefficient use of Company resources.
The Board believes that the Company’s existing oversight and review procedures are sufficient to ensure transparency and accountability. We also believe that much of what the proposal advocates is already publicly available, and that adopting a policy as set forth in the proposal is unnecessary, would result in an unproductive use of Company resources and would not be in the best interest of the Company and our shareholders.
Vote Required for Approval
The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the shareholder proposal. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
The Board of Directors recommends a vote AGAINST the shareholder proposal.

AUDIT COMMITTEE REPORT
The Audit Committee is currently comprised of seven independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee’s activities in 2016 included the following:

•	reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and Deloitte & Touche;

•
discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committee; and

•
received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Audit Committee

Thomas D. Hyde, Chair David L. Bodde Randall C. Ferguson, Jr. Gary D. Forsee Scott D. Grimes Ann D. Murtlow John J. Sherman

OTHER BUSINESS
Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Ellen E. Fairchild Vice President, Chief Compliance Officer and Corporate Secretary

Annex A
RECONCILIATION OF EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (NON-GAAP)
As noted on page 27, our adjusted earnings per share (non-GAAP) for 2016 was $1.85. In addition to earnings available for common shareholders and diluted earnings per common share, Great Plains Energy's management uses adjusted earnings per share (non-GAAP) to evaluate earnings and earnings per share without the impact of the anticipated acquisition of Westar. Adjusted earnings per share (non-GAAP) excludes certain costs, expenses, gains, losses and the per share dilutive effect of equity issuances resulting from the anticipated acquisition. This information is intended to enhance an investor's overall understanding of results. Adjusted earnings per share (non-GAAP) is used internally to measure performance against budget and in reports for management and the Great Plains Energy Board. Adjusted earnings per share (non-GAAP) is a financial measure that is not calculated in accordance with GAAP and may not be comparable to other companies' presentations or may not be more useful than the GAAP information provided elsewhere in this proxy statement.
The following table provides a reconciliation between earnings available for common shareholders and diluted earnings per common share as determined in accordance with GAAP and adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	2016
Reconciliation of GAAP to Non-GAAP		Earnings per diluted share
	(millions, except per share amounts)
Earnings available for common shareholders	$273.5	$1.61
Costs to achieve the anticipated acquisition of Westar:
Operating expense, pre-tax (a)	34.2	0.22
Financing, pre-tax (b)	35.9	0.24
Mark-to-market impacts of interest rate swaps, pre-tax (c)	(79.3)	(0.51)
Interest income, pre-tax (d)	(3.2)	(0.02)
Income tax expense (e)	9.5	0.06
Preferred stock (f)	15.4	0.10
Dilutive impact of October 2016 share issuance (g)	N/A	0.15
Adjusted earnings (non-GAAP)	$286.0	$1.85
Average Shares Outstanding
Shares used in calculating diluted earnings per common share	169.8
Adjustment for Great Plains Energy's October 2016 common stock offering (g)	(14.9)
Shares used in calculating adjusted earnings per share (non-GAAP)	154.9
(a) Reflects legal, advisory and consulting fees and certain severance expenses and are included in Costs to achieve the anticipated acquisition of Westar on the consolidated statements of comprehensive income.
(b) Reflects fees incurred to finance the anticipated acquisition of Westar, including fees for a bridge term loan facility, and are included in Interest charges on the consolidated statements of comprehensive income.
(c) Reflects the mark-to-market gain on interest rate swaps entered into in connection with financing the anticipated acquisition of Westar and is included in Interest charges on the consolidated statements of comprehensive income.
(d) Reflects interest income earned on the proceeds from Great Plains Energy's October 2016 equity offerings and is included in Non-operating income on the consolidated statements of comprehensive income.
(e) Reflects an income tax effect calculated at a 38.9% statutory rate, with the exception of certain non-deductible legal and financing fees.

A-1

(f) Reflects reductions to earnings available for common shareholders related to preferred stock dividend requirements for Great Plains Energy's Series B Preferred Stock issued in October 2016 and the redemption of cumulative preferred stock in August 2016, including the redemption premium, and are included in Preferred stock dividend requirements and redemption premium on the consolidated statements of comprehensive income.
(g) Reflects the average share impact of Great Plains Energy's issuance of 60.5 million shares of common stock in October 2016.

A-2

GREAT PLAINS ENERGY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21405-P86320 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREAT PLAINS ENERGY INCORPORATED

Vote on Directors

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Terry Bassham
02) David L. Bodde
03) Randall C. Ferguson, Jr.
04) Gary D. Forsee
05) Scott D. Grimes
06) Thomas D. Hyde
07) Ann D. Murtlow
08) Sandra J. Price
09) John J. Sherman

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the 2016 compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote ONE year for the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, on a non-binding advisory basis, the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

	For	Against	Abstain
5. Shareholder proposal requesting the Company prepare a report analyzing profit potential for shareholders based on renewable energy metrics, if presented at the meeting by the proponents.	☐	☐	☐
6. Shareholder proposal requesting the Company report monetary and non-monetary expenditures on political activities, if presented at the meeting by the proponents.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in this proxy in their discretion.

Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

1

THANK YOU FOR VOTING!

Great Plains Energy Incorporated

Annual Meeting of Shareholders
May 2, 2017
10:00 a.m. Central Daylight Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

E21406-P86320

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2017

The undersigned hereby appoints Terry Bassham, Heather A. Humphrey and Ellen E. Fairchild, and each of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2017, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

This proxy, if properly executed and returned, will be voted as directed on the reverse side. **If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Great Plains Energy's Board of Directors.** If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board.

Confidential Voting Instructions to Great-West Trust Company, LLC, and its successors, as Trustee under the Great Plains Energy Incorporated 401(k) Savings Plan.

I hereby direct the Trustee that the voting right pertaining to shares of Great Plains Energy Incorporated held by the Trustee and attributable to my account in the Plan shall be exercised at the Annual Meeting of Shareholders on May 2, 2017, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1-6 and on any other business that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR each of the nominees listed in Item 1, FOR Items 2 and 4, AGAINST Items 5 and 6, and ONE year frequency for the say on frequency vote (Item 3).

Continued and to be signed on reverse side

V.1.1

2